EXHIBIT 10.2

PARTICIPATION AGREEMENT

By and Among

GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A.,

THE NEWS CORPORATION LIMITED

and

THE DIRECTV GROUP, INC.

Dated as of October 8, 2004

PARTICIPATION AGREEMENT, dated as of October 8, 2004, by and among Globo Comunicações e Participações S.A., a sociedade anônima, The News Corporation Limited, an Australian corporation and The DirecTV Group Inc., a Delaware corporation (formerly known as Hughes Electronics Corporation). Capitalized terms used herein without definition shall have the meaning set forth in, and shall be construed and interpreted in accordance with, Annex A.

W I T N E S S E T H

A. Globo and News, together with Liberty, indirectly own and operate Sky Brasil, which provides DTH subscription programming services in Brazil. As of the date hereof, Globo, News and Liberty own directly or indirectly approximately 40.3%, 49.7% and 10%, respectively, of the registered capital of Sky Brasil, except that such ownership percentages do not reflect the conversion into equity of any unconverted or uncapitalized Quotaholder Funding (including without limitation Quotaholder Funding that News or any Affiliate thereof has made to Sky Brasil in lieu of Quotaholder Funding by Globo or any Affiliate thereof).

B. News is subject to certain non-compete covenants contained in Section 6.6 of the Master Agreement, Section 8.1 of the Sky Brasil Quotaholders Agreement and Section 1 of the Schedule of General Terms to the MCOP MOU (collectively, the “Covenants”), and has requested from Globo a waiver of such covenants with respect to its acquisition in December 2003 of an indirect 34% equity interest in DirecTV and the present and continuing ownership by News or any of its Affiliates of two competing DTH platforms pursuant to the common ownership of Sky Brasil and DTV Brasil (the “DirecTV Acquisition”). As a result of the DirecTV Acquisition, News indirectly owns equity interests in DTVLA and DTV Brasil, a competing DTH platform to Sky Brasil operating in Brazil.

C. In connection with the foregoing, subject to the terms and conditions hereof, (i) News desires to assume certain financial and other obligations relating to Sky Brasil, MCOP and other related News and Globo ventures as provided herein and in the Sky Purchase Agreement; (ii) News and Globo desire to make certain changes to their existing arrangements regarding Sky Brasil, including pursuant to the Amended Sky Brasil Quotaholders Agreement and certain other agreements entered into as of the date hereof; and (iii) News, DirecTV and Globo desire to agree on the terms and conditions for the combination of Sky Brasil and DTV Brasil, including with respect to their common ownership, governance and operation and to the migration of the subscribers of the DTV Brasil platform to Sky Brasil as the surviving platform.

D. In order to effect the proposed combination of Sky Brasil and DTV Brasil, News and Globo, together with DirecTV, DTVLA and GLA, have entered into a Combination Agreement as of the date hereof. Upon the occurrence of the Closing thereunder, subject to the terms and conditions therein, DirecTV will cause GLA to contribute all of its equity interests in TV Capital to Sky Brasil in exchange for equity interests in Sky Brasil. At the Closing, Affiliates of Globo, News (or DirecTV, in the event that News shall have already transferred its entire interest in Sky Brasil to DirecTV) and, if applicable, Liberty, holding direct interests in Sky Brasil will enter into the Closing Sky Brasil Quotaholders Agreement, relating, among other things, to the governance and funding of Sky Brasil and the Combined Businesses.

E. News, DirecTV and Globo desire to agree to certain rights and obligations that will apply if the Closing under the Combination Agreement does not occur within certain time periods described herein.

F. In connection with the foregoing transactions contemplated by the Parties, News and Globo have agreed to certain exchange and transfer rights applicable to their interests in Sky Brasil under the Amended Sky Brasil Quotaholders Agreement and, following Closing, the Closing Sky Brasil Quotaholders Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein, and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Waiver.

1.1 Temporary Waiver. From the date hereof until the earlier to occur of (a) the date on which the Release and Waiver becomes effective pursuant to Section 1.2 or (b) the date on which the waiver and covenant described herein are deemed automatically revoked pursuant to Section 1.3, Globo, on its own behalf and on behalf of the other members of the Globo Group party to the agreements containing the Covenants, hereby, subject to any revocation pursuant to Section 1.3, (x) fully waives the applicability of the Covenants to the DirecTV Acquisition, and (y) covenants that it will not commence any legal proceedings (in court, arbitration or any other forum) against News or any of its Affiliates in connection therewith to the same extent, in both cases (x) and (y), as if the Release and Waiver were in effect (the “Temporary Waiver”).

1.2 Release and Waiver. Simultaneously with the execution and delivery of this Participation Agreement, Globo and News shall execute and deliver the Release and Waiver, which shall only become effective as set forth herein. The Release and Waiver shall automatically become effective upon the earlier to occur of (a) the Closing and receipt of all Required Approvals, (b) the Exchange Rights becoming effective pursuant to Section 1.4(a), (c) the Exchange Rights becoming effective pursuant to Section 1.4(b) and (d) any cure of the breach of the Covenants resulting from the DirecTV Acquisition in accordance with the publicly announced Cure Plan. Subject to Section 1.4(b), in the event that the Temporary Waiver is deemed to be automatically revoked pursuant to Section 1.3, the Release and Waiver shall automatically terminate without having become effective and neither party thereto shall have any right or obligation thereunder.

1.3 Remedies; Expiry of Waiver. In the event the conditions described in any of clauses (a), (b) or (c) (except for (c)(y)) below apply, then (i) the Temporary Waiver shall be deemed to be automatically revoked and no longer have any force or effect and (ii) Globo and the other members of the Globo Group shall have the remedies set forth in the applicable clause below. Subject to Section 1.4(b), the rights and remedies of Globo and the Globo Group set forth in this Section 1.3 (including any exercise thereof) shall not limit the rights of Globo and the other members of the Globo Group to damages under law, equity or otherwise with respect to any breach by News or any of its Affiliates of the Covenants, and all such rights are expressly reserved.

(a) Effective January 1, 2005, if (x) the Required Approvals have been received or waived but the Closing has not occurred for a reason other than failure to meet the conditions specified in clauses (B) and (C) of the definition of Specified Closing Conditions and (y) either (1) News, DirecTV or any of their respective Affiliates has a Competing Interest in a Competing Platform or (2) News, DirecTV and their respective Affiliates no longer have a Competing Interest in a Competing Platform as a result of a breach of any obligation of News, DirecTV or any of their respective Affiliates under any Transaction Agreement, then the following remedies shall apply:

(i) At Globo’s request (the “Disposition Right”), News shall, and shall cause its Affiliates (including, without limitation, DirecTV and its Affiliates, and Sky Brasil and its Controlled Affiliates) to promptly dispose of any Competing Interest in a Competing Platform; provided that this Disposition Right (A) may not be exercised by Globo prior to January 1, 2007 if Globo has exercised any of its Transfer Rights (other than Transfers within the Globo Group, pursuant to a pledge or hypothecation prior to any foreclosure and sale, as payment on any indemnity obligation or in accordance with Sections 4.4 through 4.7 of the Amended Sky Brasil Quotaholders Agreement) or its Exchange Rights pursuant to Section 1.3(b) and (B) may not be exercised at all if a Globo Transfer Event has occurred.

(ii) All non-competition covenants applicable to the Globo Group, and all obligations of any member of the Globo Group to provide Content to Sky Brasil on an exclusive basis (but for the avoidance of doubt, none of the rights of any member of the Globo Group to be an exclusive provider) under this Participation Agreement, any other Transaction Agreement, the Agency Agreement, any Related Agency Agreement or otherwise shall automatically expire, and, without limiting the generality of the foregoing, there shall be no further restriction on any member of the Globo Group with regard to offering Content to, or owning an interest in or managing, any other DTH platform.

(iii) Until the earlier to occur of (A) the date on which each of News, DirecTV and their respective Affiliates no longer has a Competing Interest in a Competing Platform and (B) a Globo Transfer Event, Globo’s consent shall be required to hire or fire the President of Sky Brasil, as set forth in Section 3.7(a)(xv) of the Amended Sky Brasil Quotaholders Agreement.

(b) Effective January 1, 2006, and in addition to any remedies otherwise available pursuant to this Section 1.3, if (x) the Required Approvals have been received or waived but the Closing has not occurred for a reason other than failure to meet the conditions specified in clauses (B) and (C) of the definition of Specified Closing Conditions and (y) either (1) News, DirecTV or any of their respective Affiliates has a Competing Interest in a Competing Platform that is not as of January 1, 2006 the subject of an ongoing Required Disposition or (2) News, DirecTV and their respective Affiliates no longer have a Competing Interest in a Competing Platform as a result of a breach of any obligation of News, DirecTV or any of their respective Affiliates under any Transaction Agreement, the following remedy shall apply:

(i) Upon the effective termination of the Combination Agreement, Globo and each other applicable member of the Globo Group shall have, with immediate effect, the right to exercise Exchange Rights on the terms set forth in the Exchange Rights Agreement; provided that if prior to January 1, 2006 Globo gives notice hereunder that it expects to exercise the Exchange Rights effective as of January 1, 2006 if the Combination Agreement is terminated pursuant to Section 7.1(a)(iii) thereof, the Parties shall, upon request by a member of the Globo Group, cause the commencement of the valuation procedures set forth in Article 3 of the Exchange Rights Agreement in a sufficiently timely manner during 2005 such that the closing of such exercise of Exchange Right can occur as early as January 2, 2006.

(c) Effective on the later of (i) January 1, 2006 or April 1, 2006, in the event that on January 1, 2006, the Parties reasonably expect to obtain the Required Approvals and effect the Closing within 90 days, or (ii) the Announced Cure Date, in the event that DirecTV publicly announces a Cure Plan upon termination of the Combination Agreement, and in addition to any other remedies that may be available pursuant to Section 1.3(b) above, if (x) the Closing has not occurred for any reason (whether or not due to a failure to meet a Specified Closing Condition) and (y) in the case of clause (i) below only, either (1) News, DirecTV or any of their respective Affiliates has a Competing Interest in a Competing Platform or (2) News, DirecTV and their respective Affiliates no longer have a Competing Interest in a Competing Platform as a result of a breach of any obligation of News, DirecTV or any of their respective Affiliates under any Transaction Agreement, then the following remedies shall also apply:

(i) The remedies set forth in clauses (i) through (iii) of Section 1.3(a) shall apply, notwithstanding the failure to meet any Specified Closing Condition.

(ii) Upon termination of the Combination Agreement, Globo, News and each of their respective Affiliates shall have the right to exercise the Transfer Rights on the terms set forth in the Amended Sky Brasil Quotaholders Agreement.

(d) For the avoidance of doubt, News, DirecTV and their respective Affiliates shall be deemed to hold a Competing Interest in a Competing Platform (including for purposes of this Section 1.3 and Section 3.2) even if such Competing Interest is held through Sky Brasil or DTV Brasil, except to the extent permitted by the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement, as applicable.

1.4 Exchange Rights.

(a) In the event the Closing occurs prior to receipt of all Required Approvals, the Exchange Rights shall become effective immediately upon notification by Globo to News at any time during the 12 months following Closing that the Release and Waiver is effective.

(b) If, on January 1, 2006, (x) the Closing has not occurred because of a failure to meet a Specified Closing Condition, (y) News, DirecTV and their respective Affiliates no longer have a Competing Interest in a Competing Platform (other than as a result of a breach of Section 8.6) and (z) the Exchange Rights and the Release and Waiver are not already effective, then, upon notice by News to Globo at any time during the following 12 months that the Exchange Rights are immediately effective, the Release and Waiver shall become immediately effective, it being understood that in such case, the remedies set forth in Section 1.3 shall continue to be available except for the remedies set forth in Section 1.3(a)(ii) and (iii). If, after the expiry of such 12 month period, News fails to provide notice to Globo that the Exchange Rights are immediately effective, the Release and Waiver shall automatically terminate without having become effective and neither party thereto shall have any right or obligation thereunder.

(c) The Exchange Rights shall also become effective (i) upon Closing and receipt of all Required Approvals, (ii) as set forth in Section 1.3(b), or (iii) upon News ceasing to be in violation of the Covenants due to the DirecTV Acquisition under the terms of a Cure Plan, provided that, in the case of this clause (iii) so long as News is seeking Governmental Approval to effect the News/DirecTV Transfer, the Exchange Rights shall not become effective until the date on which (1) approval from each of ANATEL and CADE (in both cases to the extent required) has been obtained to effect the News/DirecTV Transfer or (2) News, DirecTV or any of their respective Controlled Affiliates fails to use commercially reasonable efforts to effect such transfer in accordance with applicable Law, including by failing to take any necessary legal action to obtain such approvals.

(d) Notwithstanding anything to the contrary in this Section 1.4, no Exchange Right shall be effective prior to January 1, 2006.

1.5 PanAmSat Release and DTH Techco Releases. No later than January 1, 2005, News shall promptly cause: (A) PanAmSat to execute and deliver the PanAmSat Release; (B) each of the beneficiaries of the Globo guarantees of the DTH Techco Financing Agreements to execute and deliver the DTH Techco Releases; except that News’ obligation to deliver DTH Techco Releases with respect to such DTH Techco Financing Agreements that terminated prior to January 1, 2005 shall be limited to having used its commercially reasonable efforts to obtain such DTH Techco Releases, so long as it continues to use commercially reasonable efforts until June 1, 2005 with respect to the DTH Techco Releases not obtained by January 1, 2005.

2. Relief from Obligations. Effective immediately and irrevocably:

2.1 Sky Brasil, MCOP and DTH Techco Indemnification. News shall defend, indemnify, hold harmless and pay and reimburse Globo and its Affiliates with respect to any Losses relating to any obligation of Globo or any of its Affiliates that was, is or becomes due:

(a) under the Sky Brasil Transponder Agreements and the MCOP Transponder Agreements, except for the PanAmSat Settlement Amount (which shall be paid in accordance with Section 2.3);

(b) under the DTH Techco Financings; and

(c) all other Losses (including without limitation funding obligations and other Losses arising or resulting from or in connection with any partnership or membership interest held by Globo or any of its Affiliates) relating to:

(i) MCOP and its subsidiaries (including but not limited to Losses under the MCOP Agreements);

(ii) DTH Techco and its subsidiaries (including but not limited to Losses under the DTH Techco Financing Agreements); and

(iii) Sky Partners, Programco and Serviceco and any subsidiaries of any of the foregoing;

provided, however, that, in the case of Section 2.1(c), News shall not be obligated to indemnify Globo or its Affiliates for any such Losses resulting from any allocation for U.S. income tax purposes of any item of income, gain, loss, deduction or credit from MCOP, DTH Techco, Sky Partners, Programco or Serviceco with respect to the period from the date Globo or any of its Affiliates became an owner of the applicable entity through December 31, 2003, so long as DTH USA, Inc. is not deemed the “tax matters partner” for any such entity for any year after 2003. The indemnification obligations of News pursuant to this Section 2.1 shall be subject to Section 9.2.

2.2 DTH USA Inc. DirecTV and Globo have agreed to enter into an MCOP Purchase and Sale Agreement pursuant to which Globo will transfer and sell to DirecTV its indirect interests in DTH USA, Inc. (or MCOP, in certain circumstances), DTH Techco and Sky Partners, subject to the certain terms and conditions to be included therein.

2.3 PanAmSat Payment. News and Globo shall use commercially reasonable efforts to negotiate with PanAmSat to reduce the $12,200,000 in principal and all interest accruing thereon (collectively, the “PanAmSat Claim Amount”) due by MCOP and guaranteed by Globo under the MCOP Transponder Agreements. The amount that PanAmSat agrees to accept in full satisfaction of the PanAmSat Claim Amount shall constitute the “PanAmSat Settlement Amount.” Upon request by Globo, News shall pay to PanAmSat on behalf of Globo the lesser of (i) the PanAmSat Settlement Amount and (ii) $3,600,000. If the PanAmSat Settlement Amount exceeds $3,600,000, such excess shall be paid to PanAmSat by Globo and News, provided that Globo’s share shall not exceed its Closing Percentage Interest in Sky Brasil.

2.4 Termination of Certain Agreements. The Master Agreement and all prior agreements between News and Globo with respect to the funding of Sky Brasil are hereby terminated in all respects and no party thereto, or any of its directors, officers, representatives, stockholders or Affiliates shall remain liable thereunder, except in each case in connection with any breach of Section 6.6 of the Master Agreement prior to the date hereof, and except that the R$7,570,994 due from Sky Brasil and its Affiliates to Globo and its Affiliates with respect to programming that is owned by any member of the Globo Group and that was provided to Sky Brasil during July 2003, together with interest thereon (which interest has accrued and shall continue to accrue at the IGPM rate from and after August 15, 2003), shall be payable by Sky Brasil to Globo or its designated Affiliate on or prior to February 28, 2005 without any right of offset against any other amount owed by Globo or any Affiliate thereof to Sky Brasil or any Affiliate thereof.

3. Combination of Platforms.

3.1 Funding of Sky Brasil. News shall indemnify, hold harmless and pay and reimburse Globo and its Affiliates against any Loss arising or resulting from or in connection with any claim by a Sky Brasil Quotaholder with respect to any Sky Brasil Funding Obligation occurring prior to the Signing Date. The indemnification obligations of News pursuant to this Section 3.1 shall be subject to Section 9.2.

3.2 Business Covenant. From and after the execution of this Participation Agreement and until the second anniversary of a Globo Transfer Event:

(a) Neither News, DirecTV, nor any of their respective Affiliates (including without limitation, until the Closing, Sky Brasil and DTV Brasil, respectively), will directly or indirectly own an interest in or manage any Content distribution system (other than, in the case of DTH Content distribution systems only, Sky Brasil or, so long as the Temporary Waiver or the Release and Waiver is in effect, DTV Brasil) in or specifically targeted to Brazil by means of DTH, cable, Internet or broadcast, provided that News or any of its Affiliates shall be allowed to own interests in Internet sites that are not specifically designed to serve, and are not specifically marketed to, the Brazilian market, but that are accessible to Brazilians via the Internet, including, without limitation, the Fox News and Canal Fox websites, and provided, further, that any member of the Sky Brasil Group shall have the right to own an interest in DTV Brasil. Notwithstanding the foregoing, News and its Affiliates and the Sky Brasil Group shall be permitted to own an indirect interest in a Competing Cable Platform if:

(i) News or any of its Affiliates, as applicable, acquires and holds such interest after the date hereof solely through its acquisition of an ownership interest in a Competing Cable Owner and fully divests of any interest in such Competing Cable Platform (such that neither News nor any Affiliate thereof holds any interest in such Competing Cable Platform) within two years of the date of acquisition; or

(ii) (x) Globo, TV Globo and their respective Affiliates do not own any direct or indirect equity interest whatsoever or have any management right or management involvement in any Competing Cable Platform and (y) immediately upon such acquisition, the Competing Cable Platform becomes bound without restriction by the same terms as are set forth in the Agency Agreement and the Related Agency Agreements, as in effect immediately prior to such acquisition (the “Competing Cable Platform Agency Agreement”).

In order for the acquisition of a Competing Cable Platform to fall within the exception contained in Section 3.2(a)(ii), at the time of such acquisition, any necessary consents to the Competing Cable Platform Agency Agreement shall have been obtained.

(b) Neither Globo, TV Globo nor any of their respective Affiliates or any other member of the Globo Group will directly or indirectly own an interest in or manage any DTH platform other than Sky Brasil or, following the Closing, DTV Brasil, in or specifically targeted to Latin America.

3.3 Transponder Agreements. News shall cause Sky Brasil to enter into a new Transponder Agreement on Arms-Length Terms, which such new Transponder Agreement (i) shall not in any case require Globo or any Affiliate thereof to issue any guarantee or have any other financial obligation in connection therewith and (ii) shall give Globo and its Affiliates the right to use such transponders to feed signals to cable head ends and other facilities developed for the distribution of video and audio programming, and, subject to existing restrictions, to use excess capacity for their own needs, in each case in this clause (ii) on a cost basis and provided that Sky Brasil has such rights under such Transponder Agreement.

3.4 Migration. Following the Closing, News and DirecTV shall use commercially reasonable efforts to complete the migration of DTV Brasil subscribers to Sky Brasil as the surviving platform, and otherwise effect the Migration, within two years of Closing.

4. Certain Transfers and Exchanges of Ownership Interests.

4.1 Permitted News Transfer. News shall have the right to, or to cause the applicable member of the News Group to, transfer to DirecTV or its designated Affiliate the aggregate equity interest of the News Group in Sky Brasil (including, without limitation, the 2003 Promissory Note and all other rights to receive Quotas in connection with any uncapitalized or unconverted Quotaholder Funding), representing the aggregate Percentage Interest of the News Group in Sky Brasil at such time, provided that concurrently with any such transfer, DirecTV assumes the obligations set forth in clauses (a) through (b) below of this Section 4.1 (including without limitation its agreement to remain responsible for the performance in full of such obligations by any other member of the DirecTV Group in the event any such member directly assumes any such obligation). In the event of any such transfer to, and assumption by, DirecTV or its designated Affiliate, News shall have none of the rights, and shall be released from the obligations, set forth below (except that News shall not be released from any obligation or liability relating to any prior breach thereof by any member of the News Group):

(a) the rights and obligations set forth in Sections 2.1, 2.3, 3.1, 3.3, 3.4 and 8.8; and

(b) the rights and obligations of News or its applicable Affiliate under the applicable Sky Brasil Quotaholders Agreement as a quotaholder of Sky Brasil, except as set forth therein;

provided that News shall not be released from any, and shall continue to be bound by each, other provision of this Participation Agreement, the Combination Agreement and the other Transaction Agreements to which it is a party, unless otherwise expressly set forth therein.

5. Representations and Warranties of Globo. Globo represents and warrants to News and DirecTV as of the date hereof as follows:

5.1 Authorization, Etc. Globo (and each Affiliate thereof that is or will be a party to any Related Agreement) has full corporate or limited liability company power and authority to execute and deliver this Participation Agreement and the Related Agreements to which it (or such Affiliate, as applicable) is or will be a party, to perform its (or such Affiliate’s, as applicable) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Participation Agreement and the Related Agreements to which Globo (or any such Affiliate, as applicable) is or will be a party, the performance of Globo’s (or such Affiliate’s, as applicable) obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or limited liability company action of Globo (or such Affiliate, as applicable). Globo has duly executed and delivered this Participation Agreement, and Globo and each such Affiliate has (or, on any other relevant date of execution and delivery contemplated by this Participation Agreement, will have) duly executed and delivered the Related Agreements to which it is or will be a party. This Participation Agreement and the Related Agreements constitute (or will constitute, when executed and delivered on the relevant date) the legal, valid and binding obligation of Globo or such Affiliate, enforceable against Globo or such Affiliate in accordance with their respective terms.

5.2 No Conflicts, Etc.

(a) Except as set forth in Schedule 5.2, the execution, delivery and performance of this Participation Agreement and the Related Agreements by Globo (and each of its Affiliates that is or will be a party to any Related Agreement) and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of Globo or any such Affiliate under, (i) any provision of any of the Organizational Documents of Globo or such Affiliate or (ii) any Contract, or any other agreement or instrument to which Globo or such Affiliate is a party or by which their respective properties or assets may be bound, except, in the case of this clause (ii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on Globo and such Affiliates, taken as a whole.

(b) Except as set forth on Schedule 5.2(b), no Governmental Approval or other Consent is required to be obtained or made by Globo or such Affiliate in connection with the execution, delivery and performance of this Participation Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on Globo.

(c) The Transaction Agreements are the only agreements to which Globo, any of its Affiliates or, to the Knowledge of Globo, any member of the Sky Brasil Group is a party with respect to the transactions contemplated thereby, other than (i) Contracts that do not, and will not, have any material adverse effect upon any right or obligation of News, DirecTV or any of their respective Affiliates under any Transaction Agreement and (ii), as otherwise agreed.

5.3 Litigation. Except as set forth in Schedule 5.3, there is no Litigation pending or, to the Knowledge of Globo or its Affiliates, threatened by, against or affecting Globo or any of its Affiliates, or any of their respective properties or assets, or any outstanding Orders against any such Persons, that, individually or in the aggregate (in the case of any such Litigation, if adversely determined), would reasonably be expected to have or result in a material adverse effect on the ability of Globo or its Affiliates to perform its obligations under or otherwise comply with this Participation Agreement or any Related Agreement.

6. Representations and Warranties of News.

News represents and warrants to Globo as of the date hereof as follows:

6.1 Authorization, Etc. News (and each Affiliate thereof that is or will be a party to any Related Agreement) has full corporate or limited liability company power and authority to execute and deliver this Participation Agreement and the Related Agreements to which it (or such Affiliate, as applicable) is or will be a party, to perform its (or such Affiliate’s, as applicable) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Participation Agreement and the Related Agreements to which News (or any such Affiliate, as applicable) is or will be a party, the performance of News’ (or any such Affiliate’s, as applicable) obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or limited liability company action of News (or such Affiliate, as applicable). News has duly executed and delivered this Participation

Agreement, and News and each such Affiliate has (or, on any other relevant date of execution and delivery contemplated by this Participation Agreement, will have) duly executed and delivered the Related Agreements to which it is or will be a party. This Participation Agreement and the Related Agreements constitute (or will constitute, when executed and delivered on the relevant date) the legal, valid and binding obligation of News or such Affiliate, enforceable against News or such Affiliate in accordance with their respective terms.

6.2 No Conflicts, Etc.

(a) The execution, delivery and performance of this Participation Agreement and the other Related Agreements by News (and each of its Affiliates that is or will be party to any Related Agreement) and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of News or such Affiliate under, (i) any provision of any of the Organizational Documents of News or such Affiliate or (ii) any Contract, or any other agreement or instrument to which News or such Affiliate is a party or by which their respective properties or assets may be bound, except, in the case of this clause (ii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on News and such Affiliates, taken as a whole.

(b) Except as set forth on Schedule 6.2(b), no Governmental Approval or other Consent is required to be obtained or made by News or such Affiliate in connection with the execution, delivery and performance of this Participation Agreement or other Related Agreement or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on News.

(c) The Transaction Agreements are the only agreements to which News, any of its Affiliates or, to the Knowledge of News, any member of the Sky Brasil Group is a party with respect to the transactions contemplated thereby, other than (i) Contracts that do not, and will not, have any material adverse effect upon any right or obligation of Globo, DirecTV or any of their respective Affiliates under any Transaction Agreement or any adverse effect upon any right or obligation of Globo, DirecTV or any of their respective Affiliates under the Agency Agreement or any Related Agency Agreement and (ii) as otherwise agreed.

6.3 Litigation. Except as set forth in Schedule 6.3, there is no Litigation pending or, to the Knowledge of News or its Affiliates, threatened by, against or affecting News or any of its Affiliates, or any of their respective properties or assets, or any outstanding Orders against any such Persons, that, individually or in the aggregate (in the case of any such Litigation, if adversely determined), would reasonably be expected to have or result in a material adverse effect on the ability of News or its Affiliates to perform its obligations under or otherwise comply with this Participation Agreement.

7. Representations and Warranties of DirecTV. DirecTV hereby represents and warrants to Globo as of the date hereof as follows:

7.1 Authorization, Etc. DirecTV (and each Affiliate thereof that is or will be a party to any Related Agreement) has full corporate or limited liability company power and authority to execute and deliver this Participation Agreement and the Related Agreements to which it (or such Affiliate, as applicable) is or will be a party, to perform its (or such Affiliate’s, as applicable) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Participation Agreement and the Related Agreements to which DirecTV (or any such Affiliate) is or will be a party, the performance of DirecTV’s (or such Affiliate’s, as applicable) obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or limited liability company action of DirecTV and such Affiliates. DirecTV has duly executed and delivered this Participation Agreement, and DirecTV and each such Affiliate has (or, on any other relevant date of execution and delivery contemplated by this Participation Agreement, will have) duly executed and delivered the other Related Agreements to which it is a party. This Participation Agreement and the Related Agreements constitute (or will constitute, when executed and delivered on the relevant date) the legal, valid and binding obligation of DirecTV or such Affiliate, enforceable against DirecTV or such Affiliate in accordance with their respective terms.

7.2 No Conflicts, Etc.

(a) The execution, delivery and performance of this Participation Agreement and the Related Agreements by DirecTV (and, if applicable, its Affiliates) and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of DirecTV or such Affiliate under, (i) any provision of any of the Organizational Documents of DirecTV or such Affiliate or (ii) any Contract, or any other agreement or instrument to which DirecTV or such Affiliate is a party or by which its respective properties or assets may be bound, except, in the case of this clause (iii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on DirecTV and such Affiliates, taken as a whole.

(b) Except as set forth on Schedule 7.2(b), no Governmental Approval or other Consent is required to be obtained or made by DirecTV or such Affiliate in connection with the execution, delivery and performance of this Participation Agreement or other Related Agreement or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on DirecTV.

(c) The Transaction Agreements are the only agreements to which DirecTV, any of its Affiliates or, to the Knowledge of DirecTV, any member of the DTV Brasil Group is a party with respect to the transactions contemplated thereby, other than (i) Contracts that do not, and will not, have any material adverse effect upon any right or obligation of Globo, News or any of their respective Affiliates under any Transaction Agreement or any adverse effect upon any right or obligation of Globo, News or any of their respective Affiliates under the Agency Agreement or any Related Agency Agreement and (ii) as otherwise agreed.

7.3 Litigation. Except as set forth in Schedule 7.3, there is no Litigation pending or, to the Knowledge of DirecTV or its Affiliates, threatened by, against or affecting DirecTV or any of its Affiliates, or any of their respective properties or assets, or any outstanding Orders against any such Persons, that, individually or in the aggregate (in the case of any such Litigation, if adversely determined), would reasonably be expected to have or result in a material adverse effect on the ability of DirecTV or its Affiliates to perform its obligations under or otherwise comply with this Participation Agreement.

8. Other Covenants.

8.1 Public Announcements. No Party shall, or shall permit any of its Affiliates (or in the case of the Sky Parties, Sky Brasil or any other member of the Sky Brasil Group, and in the case of DirecTV, DTV Brasil or any other member of the DTV Brasil Group), to issue any press release or make any public announcement in respect of this Participation Agreement, any of the other Transaction Agreements or the transactions contemplated hereby or thereby without the prior written consent of News, DirecTV and Globo, except as required by applicable Law, Governmental Authority or the rules or regulations of any stock exchange upon which any securities of such party are listed. In the event of any such required announcement, the announcing party, as far as practicable, shall provide News, DirecTV and Globo with the proposed announcement reasonably in advance of making such announcement and shall use commercially reasonable efforts to incorporate any comments made by such parties, as applicable, thereon. Notwithstanding the foregoing, News and DirecTV shall publicly announce in Brazil on the Signing Date the plans for the Migration (including, without limitation, the identification of Sky Brasil as the surviving platform) subject to the prior approval of Globo over the text of such announcement.

8.2 Confidentiality.

(a) Subject to this Section 8.2, the Parties acknowledge that the Existing Confidentiality Agreements shall remain in full force and effect in accordance with their terms, provided that (i) the terms of all obligations of the Parties to each other under the Existing Confidentiality Agreements shall be deemed extended until Closing and (ii) the Existing Confidentiality Agreements shall be deemed amended to permit use of Evaluation Material (as defined therein) both for evaluating and for consummating the transactions contemplated by the Confidential Agreements, and each Party shall cause its Affiliates to comply with the provisions of the Existing Confidentiality Agreements, as amended by this Participation Agreement, as if each of them was party thereto. For the purposes of this Section 8.2, Affiliates shall include Sky Brasil and DTV Brasil, as appropriate.

(b) During the Interim Period, the confidentiality safeguards and procedures set forth in Annex I shall also apply. During the Interim Period, Annex I shall govern in the event of any conflict between Annex I and any other confidentiality provisions applicable to the Parties.

(c) Each Party shall, and shall cause its Affiliates to (each, with respect to Confidential Information disclosed or provided to it, a “Receiving Party”), subject to the terms of this Section 8.2, keep confidential and not disclose Confidential Information to any Person, and to use Confidential Information solely for the purposes of performing its obligations under, and consummating the transactions contemplated by, the Confidential Agreements. A Party (the “First Party”) may disclose Confidential Information to the First Party’s Affiliates and to those of its and its Affiliates’ Representatives who in each case:

(i) has a need to know (but only to the extent that each has a need to know); and

(ii) has agreed to be bound by the same confidentiality obligations contained herein, provided that such First Party shall be responsible for any breach hereunder by any such Affiliate or Representative.

(d) The obligations of confidentiality under Section 8.2(c) do not extend to Confidential Information that (whether before or after this Participation Agreement is executed):

(i) is or becomes known or available to a Receiving Party on a non-confidential basis from a third party, which third party is not prohibited from disclosing such Confidential Information to the Receiving Party by any legal, contractual or fiduciary obligation and which has represented to the Receiving Party (and which the Receiving Party has no reason to disbelieve after due inquiry) that it is entitled to disclose such information to the Receiving Party on such basis;

(ii) at the time of disclosure, is within the public domain or, after disclosure, comes into the public domain, other than by a breach or breaches of any obligation under this Section 8.2 or other confidentiality obligation of the Receiving Party or any Affiliate or Representative thereof owed to any Party or Affiliate thereof;

(iii) is required by Law or the rules or regulations of any securities exchange to be disclosed, provided that the Party required to make such disclosure first notifies and consults with the other Parties;

(iv) a Party wishes to disclose in good faith, with the prior written approval of the non-disclosing Parties (which approval shall not be unreasonably withheld), to: (A) bona fide prospective financiers in connection with any proposal by such Party to finance any investment by it or its Affiliates in Sky Brasil or DTV Brasil or, including in the case of Globo and its Affiliates, pursuant to any Globo Monetization in accordance with clause (e)(iii) below; or (B) a bona fide potential third-party assignees of such Party for purposes of a permitted assignment to be made in accordance with any of the Confidential Agreements to the extent reasonably necessary for such third party to determine whether it desires to acquire such interest, provided that any information which is disclosed pursuant to this Section 8.2(d)(iv) may only be disclosed if the recipient executes a confidentiality agreement with all Parties hereto in a form that is at least as restrictive as the terms of this Section 8.2 or the disclosing party agrees to be responsible for any breach hereunder by any such recipient.

(e) Notwithstanding anything in the Confidential Agreements or the Existing Confidentiality Agreements to the contrary:

(i) in the event that any Party (the “Disclosing Party”) is requested in any suit or proceeding or by any Governmental Authority to disclose any Confidential Information, such Disclosing Party shall give the Party to which such Confidential Information relates (or, in the case of Confidential Information relating to Sky Brasil, DTV Brasil or any of their respective Controlled Affiliates, all the other Parties) prompt written notice so that the applicable Party or Parties (each, an “Affected Party”) may seek an appropriate order or other remedy protecting such Confidential Information from disclosure, and such Disclosing Party will cooperate with each Affected Party, at such Affected Party’s expense (or, as applicable, at the expense of Sky Brasil, DTV Brasil or the applicable Controlled Affiliate thereof), to obtain such order or remedy. If in the absence of any such order or remedy such Disclosing Party is compelled to disclose the Confidential Information, or if the Affected Parties waive their right to seek such order or remedy, the Disclosing Party may, without liability under the Confidential Agreements or the Existing Confidentiality Agreements, disclose that portion of the Confidential Information that it is legally required to disclose, provided that (A) the Disclosing Party gives written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and consults with the Affected Parties (including in relation to the content of any such disclosure), and (B) uses reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

(ii) Globo and its Affiliates may (after consultation with News, including as to the content of any disclosure, to the extent such disclosure would otherwise be restricted pursuant to this Section 8.2), without liability under any Confidential Agreement or the Existing Confidentiality Agreements, disclose the existence of the Confidential Agreements and the related negotiations, and all or any part of the Confidential Agreements, to any or all of Globo’s creditors in connection with the ongoing renegotiation of its debt obligations.

(iii) Globo and its Affiliates may, without liability under any Confidential Agreement or the Existing Confidentiality Agreements, but subject to prior written notice to News at least five (5) Business Days prior to such disclosure, disclose the existence of this Agreement, and all or any part of this Agreement, the Exchange Rights Agreement, the applicable Quotaholders Agreement and the Articles of Association of the Company, in each case as it may be amended from time to time, to any financial institution pursuant to a Globo Monetization, provided that any information which is disclosed pursuant to this Section 8.2(e)(iii) may only be disclosed if the recipient executes a confidentiality agreement with all Parties hereto in a form that is at least as restrictive as the terms of this Section 8.2 or the disclosing party agrees to be responsible for any breach hereunder by any such recipient.

(f) The provisions of this Section 8.2 shall not restrict Sky Brasil or DTV Brasil from using any Confidential Information (other than Confidential Information relating specifically to any Party or Affiliate thereof) to conduct its business in the ordinary course, and shall not restrict the Parties and their Affiliates from filing the Transaction Agreements (and any other agreement, document or information requested by CADE or ANATEL) with CADE and ANATEL to the extent required by CADE or ANATEL, as applicable. In the event that CADE or ANATEL makes any Transaction Agreement or other Confidential Information publicly available, such disclosure by CADE or ANATEL shall not result in the liability of any Party hereunder for breach of this Section 8.2, and, in that case, such Transaction Agreement or other information shall no longer constitute Confidential Information.

(g) Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge that the applicable Quotaholders Agreements shall not constitute Confidential Information and shall be made publicly available.

8.3 Reasonable Best Efforts; Governmental Approvals.

(a) Subject to Section 8.3(c), each of the Parties shall cooperate with one another and use all reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the communications and competition Laws of Brazil), to effect and obtain promptly all applicable Governmental Approvals and notifications necessary to consummate the transactions contemplated by this Participation Agreement and the other Transaction Agreements. Each of the Parties shall provide the other Parties with copies of all filings made by such Party or any of its Affiliates (and the Sky Parties shall provide DirecTV with copies of filings made by members of the Sky Brasil Group, and DirecTV shall provide the Sky Parties with copies of filings made by members of the DTV Brasil Group) with any Governmental Authority and, upon request, any other information supplied by such Party or any of its Affiliates (or Sky Brasil or DTV Brasil, as applicable) to a Governmental Authority, in each case in connection with this Participation Agreement or any other Transaction Agreement and the transactions contemplated hereby or thereby.

(b) Subject to Section 8.3(c), the Parties will jointly determine who shall lead all filings and conversations with, responses to, and all other communication with the Governmental Authorities in Brazil relating to the consummation of the transactions contemplated by this Participation Agreement or any other Transaction Agreement. Each of the Parties shall: (i) consult with one another prior to any filing or application relating to the transactions contemplated by this Participation Agreement or any other Transaction Agreement, (ii) share all relevant information relating to such filings and conversations, and (iii) provide each other with advance notice of any meetings regarding such filings or other communications and, at any other Party’s request, the opportunity to participate in such meetings and conversations. Notwithstanding the foregoing, nothing in this Section 8.3 shall be construed to restrict the ability of any Party or any of its Affiliates to comply with applicable Laws (provided that the other Parties, as far as practicable, are given reasonable notice and reasonable ability to consult before any such compliance is effected).

(c) Notwithstanding anything to the contrary in this Participation Agreement or any other Transaction Agreement, none of the Parties shall be required to agree to any restrictions on its business or that of any of its Affiliates or any member of the DTV Brasil Group or the Sky Brasil Group in order to gain any Governmental Approval necessary for the consummation of the transactions contemplated hereby, or by any other Transaction Agreement. In the event that any Governmental Authority proposes to impose any such restrictions or requires concessions on the business of Sky Brasil, DTV Brasil or the Combined Businesses in order to gain any Governmental Approval and such restrictions and concessions, individually and in the aggregate, do not and will not, in Globo’s good-faith view, directly or indirectly adversely affect or otherwise affect in any material respect any member of the Globo Group (by including a position inconsistent with any position taken by any member of the Globo Group to any Governmental Authority) (collectively, the “Non-Globo Restrictions”), News shall have the right to determine, in its reasonable discretion after consultation with Globo, whether or not to accept such Non-Globo Restrictions, and shall negotiate such Non-Globo Restrictions (but only so long and to the extent that such restrictions and concessions continue, individually and in the aggregate, to constitute Non-Globo Restrictions) with the relevant authorities on behalf of the Parties, provided that Globo shall determine, in its sole discretion, whether or not to accept, and shall negotiate, all restrictions and concessions relating to Sky Brasil, DTV Brasil or the Combined Businesses to the extent any such restriction or concession does not constitute a Non-Globo Restriction.

(d) The Parties further agree that each Party is fully and solely responsible for the supply of any information relating to such Party or any of its Affiliates requested by CADE (or any other Governmental Authority) in connection with the filings hereunder, and that any penalty imposed by CADE under Law No. 8884/94 or by any other Governmental Authority for failure to provide such information shall be borne by the Party that failed to comply with such law which Party shall indemnify, promptly defend and hold the other Parties harmless from any penalty or liability arising therefrom.

8.4 Further Assurances. From time to time, each Party shall execute and deliver or cause to be executed and delivered such additional instruments, documents, conveyances or assurances and take or cause to be taken such other actions as shall be necessary, or otherwise reasonably be requested by any other Party, to confirm and assure the rights and obligations provided for in this Participation Agreement and any other Transaction Agreement and render effective the consummation of the transactions contemplated hereby or thereby, or otherwise to carry out the intent and purposes of this Participation Agreement and the other Transaction Agreements. Each Party shall furnish to the other Parties such reasonable assistance as such other Party may reasonably request in connection with the foregoing.

8.5 Actions by Affiliates/Affiliate Transactions.

(a) Where any provision of this Participation Agreement, the Combination Agreement, the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement indicates or requires that an Affiliate of News, DirecTV or Globo shall take any specified action (or refrain from taking any specified action), then, regardless of whether such Transaction Agreement specifically provides that the applicable Party do so, the applicable Party shall cause such Affiliate or Affiliates, as the case may be, to take or refrain from taking such action (including, in the case of DirecTV, causing DTVLA or GLA as its Affiliates to take or refrain from taking such action). Each Party shall be responsible for the failure of any of its Affiliates to take or refrain from taking any action as required by the applicable Transaction Agreement. “Affiliates” as used in this Section 8.5 shall include Sky Brasil, DTV Brasil and their respective Controlled Affiliates, as applicable, to the extent so specified in any provision of such Transaction Agreement.

(b) For purposes of this Participation Agreement and any other Transaction Agreement (other than the Combination Agreement), the obligation of Globo and its Affiliates to cause Sky Brasil, DTV Brasil or any Controlled Affiliate thereof to take or refrain from taking an action shall be limited to (i) proposing, recommending and voting as a Quotaholder or shareholder at any Quotaholder or shareholder meeting attended by Globo or Affiliate thereof or (ii) if applicable, causing its designee director to propose, recommend and vote at any board meeting attended by such designee director, in each case in support of causing such entity to take or refrain from taking any action required by this Participation Agreement or such Transaction Agreement. Notwithstanding the above, any vote or approval by Globo pursuant to the antepenultimate sentence of Section 13.12 of the applicable Quotaholders Agreement shall not constitute approval for the purposes of this paragraph. This paragraph will also be applicable to News and its Affiliates during the period in which Globo has a veto right under the applicable Quotaholders Agreement with respect to the hiring and firing of the President of Sky Brasil in accordance with Section 1.3(a)(iii) hereof, but only to the extent that Globo exercises its rights thereunder to veto any hiring or firing proposed by News with respect to the President of Sky Brasil. Each Sky Party to which this Section 8.5(b) applies shall use commercially reasonable efforts to attend quotaholder or shareholder meetings and to cause its designee director to attend board meetings.

8.6 Transfers of Equity Interests. Until the Closing or the termination of the Combination Agreement, except for transfers to any assignee permitted under Section 10.7 (which transfer shall be permitted but not required in the event of any such assignment and provided such transfer is permitted under the terms of any applicable quotaholders agreement or articles of association), (i) neither News nor any of the DTV Parties shall, or shall permit any of their respective Affiliates to, transfer or otherwise Contribute any interest it or such Affiliate owns, directly or indirectly, in any member of the DTV Brasil Group to any Person that is not a member of the News Group or the DirecTV Group, as applicable, or otherwise dispose of a Competing Interest in DTV Brasil, except pursuant to the exercise by Globo of its Disposition Right or as specifically required by a final and permanent order or decree of a Governmental Authority which order or decree is not appealable to such Governmental Authority and (ii) none of the Sky Parties shall, or shall permit any of its Affiliates to, transfer or otherwise Contribute any interest it or such Affiliate owns, directly or indirectly, in Sky Brasil to any Person that is not a member of the News Group or the Globo Group, as applicable.

8.7 Encryption and Related Technologies. News shall cause NDS Limited to make available to Sky Brasil, on a most favored nations basis (vis-à-vis similar agreements between NDS Limited and other Affiliates of News), encryption and other related technologies and services applicable to the DTH Business (as defined in the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement, as applicable).

8.8 Organizational Documents. The Parties shall amend the Articles of Association of TV Capital, DTV Brasil and Sky Brasil to be in the form of, and file at Closing, (i) the Amended TV Capital Articles of Association, (ii) the Amended DTV Brasil Articles of Association and (iii) the Closing Sky Brasil Articles of Association, in each case with the Junta Comercial do Estado de São Paulo.

9. Indemnification.

9.1 Indemnification. Subject to Sections 9.2 and 10.2, each Party will indemnify and hold each other Party, their respective Affiliates and each officer, director, employee, representative and successor and permitted assign of any of the foregoing (collectively, the “Indemnified Parties”) harmless, and agrees to protect, save and keep harmless the Indemnified Parties from payment, and hereby assumes liability for the payment, of any Losses, arising or resulting from or in connection with (a) any breach by such Party of a representation or warranty contained herein or (b) any failure by such Party to perform any agreement or covenant contained herein.

9.2 Payment Adjustments, Etc.

(a) Any indemnification payment made pursuant to this Participation Agreement or the Combination Agreement in respect of any claim (i) shall be net of an amount equal to (x) any insurance proceeds realized by and paid to the Indemnified Party minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or other chargebacks, and (ii) in the case of any payment made to any member of the DTV Brasil Group or the Sky Brasil Group, shall be (A) reduced (but not below zero) by an amount equal to the Revenue Tax benefits, if any, attributable to such claim and (B) increased by an amount equal to the Revenue Taxes, if any, attributable to the receipt of such indemnity payment, but only as and to the extent that such Tax benefits are actually realized, or such Revenue Taxes are actually paid, as the case may be, by the Indemnified Party or any consolidated, combined or unitary group of which such Indemnified Party is a member. For the avoidance of doubt, any indemnification payment made pursuant to this Participation Agreement or the Combination Agreement in respect of a Revenue Tax deficiency for a period shall be reduced by the amount of any refund of Revenue Taxes paid by the Indemnified Party in another period, if such refund results from the assessment of such Revenue Tax deficiency. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Article 9; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any correspondent increase in insurance premiums or other chargebacks to the Indemnified Party would exceed the value of the claim for which the Indemnified Party is seeking indemnification pursuant to this Article 9. All sums payable by the Indemnifying Party in accordance with this Article 9 shall be paid without any deduction, withholding, counterclaim or set-off.

9.3 Procedure for Indemnification.

(a) In the case of any claim asserted by a third party against an Indemnified Party for which indemnification is required under this Participation Agreement, notice shall be given (the “Claim Notice”) by the Indemnified Party to the Party required to provide such indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Participation Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it elects to assume the defense of the Indemnified Party against such claim or demand. If the Sky Parties collectively act as the Indemnifying Party, no action shall be taken by them as “Indemnifying Party” without the agreement of all Sky Parties.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, provided that, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall (i) in good faith determine that (x) the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or (y) that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto or (ii) in the case of any Globo Indemnitee, notify the Indemnifying Party in writing that there is a reasonable probability that such claim or demand is reasonably likely to adversely affect the rights or ability of Globo or any Affiliate thereof to perform under the Agency Agreement or any related agreement, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not consent to entry of any judgment or settle such claim or litigation (except, in any case described by clause (ii) above, as may relate to Globo’s rights and obligations under the Agency Agreement or any related agreement) without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. “Globo Indemnitee” as used herein means Globo, any of its Affiliates and each officer, director, employee, representative and successor and permitted assign of any of the foregoing. In the event that the Indemnifying Party does not accept the defense of any matter for which indemnification is required, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand at the expense of the Indemnifying Party. In any event, the Parties shall cooperate in the defense of any claim or litigation subject to this Article 9 and the records of each shall be available to the other with respect to such defense. Each Indemnifying Party’s obligation under this Article 9 shall not affect the other Parties’ right to seek any other remedy upon a default by the Indemnifying Party under this Agreement.

(c) In the event that an Indemnified Party has a claim against the Indemnifying Party which does not involve a claim or demand being asserted by a third party, the Indemnified Party shall send a written notice with respect to such claim to the Indemnifying Party promptly following its discovery of the existence of the facts giving rise to such claim. The Indemnifying Party shall have fifteen (15) Business Days from the date such notice is received during which to notify the Indemnified Party in writing of any objections it has to the Indemnified Party’s notice or claims for indemnification. If the Indemnifying Party does not deliver such written notice of objection within such fifteen (15) day period, the Indemnifying Party shall be deemed to have accepted the claim. If the Indemnifying Party rejects the claim, then the Indemnified Party shall have the right (but not the obligation) to appoint an Independent Accountant to review the claim and determine its validity. If following receipt of the decision of the Independent Accountant either party is not satisfied with the decision of the Independent Accountant, or in the event the Indemnified Party does not appoint an Independent Accountant, the Indemnified Party shall have the right to require that the claim be resolved in accordance with Section 10.5. The fees and expenses of any Independent Accountant shall be borne 50% by the Indemnifying Party and 50% by the Indemnified Party.

(d) The indemnification required by this Article 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. Any payments due under this Article 9 shall be made by the Indemnifying Party by wire transfer of immediately available funds within 30 Business Days of demand by the Indemnified Party.

9.4 Dilution Protection. Under no circumstances shall payment of any indemnity obligation under any Transaction Agreement by any Person other than a member of the Globo Group result in any dilution of the Percentage Interest in Sky Brasil or, following the Closing, DTV Brasil held by Globo or any other member of the Globo Group.

10. Miscellaneous.

10.1 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Participation Agreement as a whole (including the Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Participation Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Article 10 and elsewhere in this Participation Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

10.2 Liability. Notwithstanding anything to the contrary in this Participation Agreement:

(a) In the event of any breach of a representation or warranty or of any covenant by any Sky Party with respect to any member of the Sky Brasil Group, such Sky Party shall only be liable (x) if such breach did not result from any act or failure to act by any other Sky Party, Liberty or any Affiliate of any of the foregoing, and (y) to the extent of its Pro-Rata Share of any Loss incurred by any DirecTV Party, subject always to Section 8.5(b);

(b) Globo shall not have any liability to any DirecTV Party with respect to any breach of covenant included in Section 2.3;

(c) Globo shall not have any liability to any News Party with respect to any Loss suffered by a DirecTV Party; and

(d) In the event that Globo has any liability for any breach of representation or warranty, breach of covenant or otherwise under this Participation Agreement, the Combination Agreement, the Parent Content Agreement, the Amended Sky Brasil Quotaholders Agreement or any other agreement between or among Globo or its Affiliates, on the one hand, and one or more of the other Parties hereto or their respective Affiliates, on the other hand, permitting any member of the Globo Group to settle such member’s indemnity obligation through the transfer of Sky Brasil Quotas, Globo shall have the option to meet part or all of its indemnification or other monetary obligations by (i) transferring to the applicable Indemnified Party or other recipient such number of Sky Brasil Quotas (including, if applicable, Sky Brasil Quotas issuable upon conversion or capitalization of any Quotaholder Funding made by a member of the Globo Group) representing a capitalization in Reais equal to the product of the US Dollar Indemnity and the Applicable Factor, based on a value of R$1 per Quota, provided that any indemnity payable in the form of Sky Brasil Quotas shall be paid to DirecTV or its designated Affiliate or (in the event DirecTV or such Affiliate is not already a Quotaholder of Sky Brasil) News or its designated Affiliate whereupon DirecTV or News, as applicable, shall have the obligation to indemnify the applicable member of the Sky Brasil Group or the DTV Brasil Group or such other Indemnified Party in cash for the amount of the applicable Loss, or (ii) setting off such indemnification or other obligations against any indemnification or other obligations the applicable Indemnified Party may have to Globo, to the extent that such Indemnified Party may have indemnification or other obligations to Globo. Notwithstanding anything to the contrary herein, Globo shall have no obligation to transfer Quotas as payment on its indemnity obligations, or otherwise make any indemnity payment based on its Pro-Rata Share of any Liability, until (x) the occurrence of the Value Determination Date and (y) the earlier of (i) the date the Sky Brasil Articles of Association have been amended and the applicable Governmental Approvals have been received, each to the extent necessary under applicable Law and (ii) 270 days after any such indemnity payment is due, provided that, with respect to (y), Globo News and DirecTV will take all reasonable actions to effect the conditions in clause (y)(i); if, after the occurrence of the Value Determination Date, Globo is unable to transfer such Quotas within such 270 day period because of a failure to amend the Sky Brasil Articles of Association and obtain any necessary Governmental Approval, Globo shall be required to make such indemnity payments pursuant to the second sentence of Section 9.3(d), as if the expiry of such 270 day period was the date of demand by the Indemnified Party.

10.3 Expenses. Except as set forth below in this Section 10.3 or as otherwise specifically provided for in this Participation Agreement or another Transaction Agreement, the Parties shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Participation Agreement and the other Transaction Agreements and compliance herewith or therewith, whether or not the transactions contemplated hereby or thereby shall be consummated, except that Sky Brasil and DTV Brasil shall bear all expenses incurred after the date hereof (other than attorneys’ fees incurred by the Parties) in connection with the Required Approvals.

10.4 Notices. All notices and other communications required or permitted by this Participation Agreement shall be made in writing and any such notice or communication shall be delivered in person, transmitted by telex or telecopier, mailed via certified or registered mail, return receipt requested, with postage prepaid, or sent by courier service, and shall be deemed given when so received if delivered personally or by telex or telecopy (provided that a copy is also sent by certified or registered mail or by internationally recognized courier service), or if mailed, seven calendar days after the date of mailing (three calendar days in the case of an internationally recognized courier service), as follows:

Globo:

Globo Comunicações e Participações S.A.

Avenida de Afranio de Melo Franco, 135

Rio de Janeiro, 22430 – 060

Brasil

Attn: Mr. Jorge Nobrega and Mrs. Rossana Fontenele

Tel: +55-21-2540-4491

Fax: +55-21-2512-5046

with a copy to:

TV Globo Ltda.

Rua Marques de São Vicente, 30

Rio de Janeiro, 22451-040

Brasil

Attn: Ms. Simone Lahorgue Nunes

Tel: +55-21-2540-1057

Fax: +55-21-2540-1086

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

U.S.A.

Attn: Mr. Michael J. Gillespie

Tel: +1-212-909-6463

Fax: +1-212-909-6836

News:

The News Corporation Limited

1211 Avenue of the Americas

New York, NY 10036

U.S.A.

Attn: Mr. Lawrence A. Jacobs

Tel: +1-212-852-7720

Fax: +1-212-852-7896

with a copy to:

Hogan & Hartson L.L.P.

875 Third Avenue

New York, NY 10022

U.S.A.

Attn: Mr. Ira S. Sheinfeld

Tel: +1-212-918-8212

Fax: +1-212-918-3100

DirecTV:

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, CA 90245

U.S.A.

Attn: General Counsel

Tel: +1-310-964-0808

Fax: + 1-310-964-4991

with a copy to:

DIRECTV Latin America, LLC

1211 Avenue of the Americas

New York, NY 10036

U.S.A.

Attn: General Counsel

Tel: +1-212-462-5036

Fax: +1-212-462-5060

10.5 Governing Law, Jurisdiction, Process, Etc.

(a) This Participation Agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America (regardless of the laws that might otherwise govern under applicable principles of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

(b) Each of the Parties irrevocably consents and agrees that any legal action, suit or proceeding commenced to enforce any right under this Participation Agreement shall be commenced only in the courts of the State of New York, County of New York, or of the U.S. District Court for the Southern District of New York. Each of the Parties irrevocably submits to the jurisdiction of those courts for any such legal action, suit or proceeding, and waives, to the fullest extent permitted by law, the right to commence any such legal action, suit or proceeding in any other court or venue and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such courts, and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum, and further agrees that a final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding on such Party.

(c) News hereby irrevocably designates News America Incorporated, with an office at 1211 Avenue of the Americas, New York, New York 10036, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings solely with respect to the enforcement of any right under this Participation Agreement, and such service will be deemed complete upon delivery thereof to News America Incorporated, provided that in the case of any such service upon News America Incorporated, the Party effecting such service will also deliver a copy thereof to News by facsimile and internationally recognized courier service in accordance with Section 10.4 hereto.

(d) News (if News America Incorporated is dissolved) hereby irrevocably designates Corporation Service Company (or, upon notice to the other Party hereto, any other agent) as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction and in any legal action or proceedings, solely with respect to the matters set forth in Section 10.5(c) above, and such service will be deemed complete upon delivery thereof to such process agent, provided that in the case of any such service upon the process agent, the Party effecting such service has also delivered a copy thereof to News by facsimile and internationally recognized courier service in accordance with Section 10.4 hereto. News will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that News will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent (whether Corporation Service Company or otherwise) to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation will be substituted hereunder for the process agent with the same effect as if named herein in place of Corporation Service Company or such other agent. Nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law, provided that no service shall be deemed complete unless a copy of such service is also delivered to News by facsimile and internationally recognized courier service in accordance with Section 10.4. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(e) Globo hereby irrevocably designates Corporation Service Company, with an office at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings solely with respect to the enforcement of any right under this Participation Agreement, and such service will be deemed complete upon delivery thereof to Corporation Service Company, provided that in the case of any such service upon Corporation Service Company, the Party effecting such service has also delivered a copy thereof to Globo by facsimile and internationally recognized courier service in accordance with Section 10.4. Globo will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Globo will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent (whether Corporation

Service Company or otherwise) to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation will be substituted hereunder for the process agent with the same effect as if named herein in place of Corporation Service Company or such other agent. Nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law, provided that no service shall be deemed complete unless a copy of any such service is also delivered to Globo by facsimile and internationally recognized courier service in accordance with Section 10.4. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(f) Each Party hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event that the provisions of this Participation Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that money damages would not be a sufficient remedy for the other Parties hereto for any such non-performance or breach by it, and that in addition to all other remedies the other Parties hereto may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for or to prevent any such non-performance or breach or to seek to enforce specifically this Participation Agreement and the terms and provisions hereof. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a nonperformance or breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

10.6 Binding Effect. This Participation Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

10.7 Assignment.

(a) This Participation Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that Globo shall have the right to assign all or any part of its rights and obligations hereunder to TV Globo or any other member of the Globo Group, and provided further that each of News and DirecTV shall have the right to assign its rights and obligations hereunder to its Controlled Affiliates. In the event of any assignment by Globo to a Controlled Affiliate, Globo shall remain responsible for the performance in full by such Controlled Affiliate, and in the event any such assignment by TV Globo or a Controlled Affiliate of TV Globo, TV Globo shall be responsible for the performance in full by such Controlled Affiliate. In the event of any assignment by News or DirecTV to a Controlled Affiliate thereof, News or DirecTV, as applicable, shall remain responsible for the performance in full by such Controlled Affiliate. News shall also have the right to assign certain of its rights and obligations under this Participation

Agreement upon a transfer of the entire aggregate interest in Sky Brasil held by the News Group to DirecTV (or any Affiliate thereof) in accordance with Section 4.1. For the avoidance of doubt, notwithstanding any permitted assignment hereunder, in no case will the assigning party have the right to assign or otherwise be released from any of its obligations under Section 3.2, 8.1, 8.2, 8.3 or (except in the case of assignment pursuant to Section 4.1) any obligation already applicable to such assigning Party and its Controlled Affiliates.

(b) For the avoidance of doubt, the exercise by News, DirecTV or any of their respective Affiliates of any Transfer Right to a third-party with respect to its equity interest in Sky Brasil will not by itself release any such Party or Affiliate thereof from any of its obligations (i) under this Participation Agreement or (ii) under any other Transaction Agreement, except to the extent specifically set forth in such other Transaction Agreement or otherwise specifically agreed by the parties thereto.

(c) For the avoidance of doubt, the exercise by any member of the Globo Group of any Exchange Right or of any Transfer Right to a third-party, in each case with respect to its equity interest in Sky Brasil shall not release such member of the Globo Group from any of its obligations (i) under this Participation Agreement or (ii) under any other Transaction Agreement, except to the extent specifically set forth in such other Transaction Agreement or otherwise specifically agreed by the parties thereto. Notwithstanding anything to the contrary herein, Globo shall be permitted to assign its Exchange Rights under this Participation Agreement or other Transaction Agreement in order to effect a Globo Monetization.

(d) Notwithstanding Section 10.7(a), promptly upon a reorganization of News resulting in News Corporation, a Delaware company, or any other Affiliate of News (“News Parent”), becoming the ultimate parent of News and its Controlled Affiliates, the rights and obligations of News under this Participation Agreement shall be deemed immediately transferred to and assumed by News Parent, and each reference to News hereunder and thereunder shall be deemed a reference to News Parent, it being understood that News shall be a Controlled Affiliate of News Parent. Promptly following such reorganization, News Parent shall execute and deliver to the other Parties hereto a joinder to the Transaction Agreements or other instrument confirming that it is party to and bound by the Transaction Agreements to the same extent that News was bound immediately prior to such reorganization, whereupon News shall be released therefrom.

10.8 No Third-Party Beneficiaries. Except as provided in Sections 1.3, 3.1 and 3.3 and Article 2 with respect to the Affiliates of any relevant Party, Section 8.7 with respect to Sky Brasil and Article 9 with respect to the Indemnified Parties relating to any relevant Party, Sky Brasil and DTV Brasil, nothing in this Participation Agreement shall confer any rights upon any person or entity other than the Parties and their respective heirs, successors and permitted assigns.

10.9 Amendment; Waivers, Etc. No amendment, modification or discharge of this Participation Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Participation Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Participation Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature or as a waiver of any of such provisions, rights or privileges hereunder.

10.10 Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

10.11 Entire Agreement. This Participation Agreement, the other Transaction Agreements (including the Ancillary Closing Agreements (when executed and delivered)), the Existing Confidentiality Agreements and any other operational agreements between any Party hereto and Sky Brasil constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. For the avoidance of doubt, the Master Agreement shall only continue to the extent set forth in Section 2.4 of this Participation Agreement.

10.12 Severability. Any term or provision of this Participation Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Participation Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Participation Agreement in any other jurisdiction. If any provision of this Participation Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Participation Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.13 Construction. The parties have participated jointly in the negotiation and drafting of this Participation Agreement. In the event an ambiguity or question of intent or interpretation arises, this Participation Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Participation Agreement.

10.14 Headings. The headings contained in this Participation Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Participation Agreement.

10.15 Counterparts. This Participation Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Participation Agreement as of the date first above written.

GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A.

By:	/s/ Ronnie Vaz Moreira
Name:	Ronnie Vaz Moreira
Title:	Chief of Operations

By:	/s/ Stefan Alexander
Name:	Stefan Alexander
Title:	Chief Financial Officer

THE NEWS CORPORATION LIMITED

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and Group General Counsel

THE DIRECTV GROUP, INC.

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	Executive Vice-President
and Chief Financial Officer

ANNEX A

COMMON DEFINITIONS

Whenever used in any Transaction Agreement to which this Annex A is attached, the following terms shall have the respective meanings given to them below or in the Transaction Agreements indicated below. Failure of any of the following definitions to appear in any Transaction Agreement to which this Annex A is attached shall not affect the meaning or interpretation of such definition or such Transaction Agreement.

2003 Promissory Note: the Promissory Note, dated September 23, 2003, issued by Sky Brasil in favor of News America Incorporated, in the principal amount of $5,500,000.

2004 Sky Equity Funding: (i) all capital contributions and (ii) all other funding or advances (but excluding for the avoidance of doubt the amount of R$7,570,994 plus accrued interest owed by Sky Brasil to Globo with respect to programming, the payment of which has been deferred and is now payable on or prior to February 28, 2005 pursuant to Section 2.4 of the Participation Agreement and other funding through the deferral of trade receivables) made to Sky Brasil by or on behalf of any quotaholder thereof and not yet capitalized or converted as of the Value Determination Date, in each case whether in the form of AFACs, debt or otherwise and including without limitation all such contributions, funding and advances made by News or an Affiliate thereof in lieu of Globo or an Affiliate thereof, and including without limitation the September 2003 Loan Amount.

AFACs: Adiantamentos para Futuro Aumento de Capital.

Affected Party: as defined in Section 8.2(e)(i) of the Participation Agreement.

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including any Controlled Affiliate, except (a) in the case of News, excluding DirecTV and its Controlled Affiliates and the DTV Brasil Group, (b) in the case of each Sky Party, excluding the Sky Brasil Group, (c) in the case of DirecTV and DTVLA, excluding News and its Controlled Affiliates and the DTV Brasil Group and (d) in the case of Sky Brasil and its Controlled Affiliates, excluding DTV Brasil and its Controlled Affiliates, except, in each of the foregoing clauses (a) through (d), as specifically otherwise indicated in any Transaction Agreement.

Agency Agreement: Contrato de Comissão, dated as of September 23, 2004, between Net Brasil S.A. and Sky Brasil.

Alternative Transaction: as defined in Section 5.3(a) of the Combination Agreement.

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Amended DTV Brasil Articles of Association: the Articles of Association of DTV Brasil, as amended and restated as of the Closing Date, in form and substance reasonably satisfactory to Globo, News (to the extent it has not already transferred its entire interest in Sky Brasil to DirecTV by the Closing Date) and DirecTV.

Amended TV Capital Articles of Association: the Articles of Association of TV Capital, as amended and restated as of the Closing Date, in form and substance reasonably satisfactory to Globo, News (to the extent it has not already transferred its entire interest in Sky Brasil to DirecTV by the Closing Date) and DirecTV.

Amended Sky Brasil Articles of Association: the Articles of Association of Sky Brasil, as amended and restated as of the Signing Date.

Amended Sky Brasil Quotaholders Agreement: the Second Amended and Restated Quotaholders Agreement, entered into as of the Signing Date, among DTH Comercio e Partiçipacões Ltda., News DTH do Brasil Comércio e Partiçipacões Ltda., Liberty Brasil Ltda. and Sky Brasil. The Amended Sky Brasil Quotaholders Agreement amends and replaces in its entirety the Sky Brasil Quotaholders Agreement.

ANATEL: Agencia Nacional de Telecomunicações.

ANATEL Approval: full, final and unconditional approval by ANATEL of the transactions contemplated by the Transaction Agreements.

Ancillary Closing Agreements: the Amended DTV Brasil Articles of Association, the Closing Sky Brasil Quotaholders Agreement, the Closing Sky Brasil Articles of Association, the Amended TV Capital Articles of Association and the Releases.

Announced Cure Date: the date specified in the Cure Plan by which News will no longer continue to be in breach of the Covenants resulting from the DirecTV Acquisition, which date shall be within 180 days of the date the Combination Agreement is terminated and the Cure Plan is publicly announced, provided that, if the Combination Agreement is terminated after January 1, 2006, the Announced Cure Date shall be within 135 days of the date the Combination Agreement is terminated.

Applicable Factor: the Closing Factor or the Termination Factor, as applicable.

Arms-Length Terms: means, with respect to any Contract and any party thereto, on terms and conditions (in the case of Contracts relating to Content, including but not limited to volume discounts, if appropriate) at least as favorable for such party as could reasonably be expected to be obtained in arms-length negotiations by such party with an unrelated Person.

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Articles of Association: as to any Person, its articles of association or contrato social, as amended from time to time.

Balance Sheet: as to any Person, any balance sheet provided by an internationally recognized accounting firm as part of such Person’s annual audited financial statements.

Brazil Clean Room Agreement: the Clean Room Agreement among DirecTV, DTVLA, Darlene, Globo and News, dated as of July 2, 2003.

Brazil Confidentiality Agreement: the Confidentiality Agreement among DirecTV, DTVLA, Darlene, Globo and News, dated as of July 2, 2003.

Brazilian GAAP: Brazilian generally accepted accounting principles.

Business Day: any day, other than a Saturday or a Sunday or a day on which banking institutions in Rio de Janeiro or São Paulo, in the Federative Republic of Brazil or in New York, NY, are authorized or obligated by law or executive order to close.

CADE: the Conselho Administrativo de Defesa Economica.

Central Bank of Brazil: The Central Bank of the Federative Republic of Brazil (BACEN)

Cisneros Content: means any Content owned or produced, or any channel or commercial unit of Content a material portion of which is controlled or programmed by a member of the Cisneros Group, and shall include all Claxson channels.

Cisneros Group: means the Cisneros Group of Companies, a Venezuelan corporation, and its Controlled Affiliates.

Claim Notice: as defined in Section 9.3 of the Participation Agreement.

Claxson: means Claxson Interactive Group, Inc., an Argentinean corporation.

Closing: as defined in Section 2.1 of the Combination Agreement.

Closing Date: as defined in Section 2.1 of the Combination Agreement.

Closing Factor: as defined in the applicable Quotaholders Agreement.

Closing Percentage Interest: with respect to any Party, the Percentage Interest of such Party in Sky Brasil immediately following the Closing.

Closing Sky Brasil Articles of Association: the Articles of Association of Sky Brasil, as amended and restated as of the Closing Date, in form and substance reasonably satisfactory to Globo and either News (to the extent it has not already transferred its entire interest in Sky Brasil to DirecTV) or DirecTV.

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Closing Sky Brasil Quotaholders Agreement: the amended and restated Quotaholders Agreement of Sky Brasil, executed and delivered at the Closing Date, in substantially the form attached to the Combination Agreement as Exhibit 1.

Combination Agreement: the Brazil Business Combination Agreement, by and among News, Globo, Liberty, DirecTV, DTVLA and GLA, dated as of the Signing Date.

Combined Businesses: the DTV Brasil Business and the business and operations of Sky Brasil (each of them individually and taken together, whether or not they have been merged at the operational level).

Competing Cable Owner: a Person that directly or indirectly holds an equity interest in a Competing Cable Platform, provided such equity interest comprises no more than 10% of the total consolidated assets of such Person.

Competing Cable Platform: a Content distribution system in or specifically targeted to Brazil by means of cable.

Competing Cable Platform Agency Agreement: as defined in Section 3.2(a)(ii) of the Participation Agreement.

Competing Interest: with respect to any Content distribution system (other than those with respect to which a Shutdown has been completed), any direct or indirect interest in, or any contractual or other rights relating to the management of, or any right (conditional or otherwise) to acquire any such interest or rights in, such system.

Competing Platform: a DTH satellite system (other than Sky Brasil) for the distribution of subscription programming services directly to any subscriber in Brazil (whether residential, non-residential or otherwise).

Confidential Agreements: the Transaction Agreements excluding the applicable Quotaholders Agreements, Sky Brasil Articles of Association, the Amended Sky Brasil Articles of Association and the Closing Sky Brasil Articles of Association.

Confidential Information: (a) the Confidential Agreements and (b) following the Closing, (x) the Evaluation Material (as defined in the Brazil Confidentiality Agreement) and (y) all other information, written or oral, disclosed or provided to any Party, its Affiliates or their respective Representatives (including any representatives such Party or any of its Affiliates designated to serve on any board or similar governing body of Sky Brasil, DTV Brasil or any of their respective Controlled Affiliates) relating to (i) any other Party or Affiliate thereof and

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disclosed in connection with or pursuant to any Confidential Agreement (including any negotiation thereof or performance thereunder) or (ii) the business or operations of Sky Brasil, DTV Brasil or any Controlled Affiliate thereof, including, but not limited to, all notes, market and other analyses, compilations, forecasts, studies, strategic plans, financial position, operations, prospects, terms of contracts or other documents that contain or reflect such information.

Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Content: means all video, audio, and audiovisual signals, (including, without limitation, channels, specific programs, pay-per-view events, walled garden, digital enhancements and interactive services) that can be viewed or interacted with by end users through the use of a television screen or video monitor. Except as specifically otherwise indicated, “Content” excludes cross-promotions, barker channels relating to the Sky Brasil and advertisement insertions.

Continuing DTV Affiliate Agreement: as defined in Section 4.6(b) of the Combination Agreement.

Continuing Sky Party Agreement: as defined in Section 3.6(b) of the Combination Agreement.

Contract: any oral or written contract, agreement, covenant, commitment, arrangement, understanding, settlement, indenture, note, bond, loan, instrument, lease, guarantee, conditional sales contract, mortgage, deed of trust, security agreement, royalty, license, franchise or insurance policy, in each case as amended, supplemented, waived or otherwise modified

Contribute: contribute, assign, transfer, convey and deliver.

Control: (including the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Controlled Affiliate: shall mean, with respect to a Person, any Affiliate that is Controlled by the first Person.

Covenants: as defined in Recital B of the Participation Agreement.

Cure Plan: a plan pursuant to which News ceases to be in violation of the Covenants that is (i) developed in consultation with Globo and that takes into account any comments of Globo, (ii) grounded on the principles of the Transaction Agreements, (iii) specifies an Announced Cure Date and (iv) is publicly announced by DirecTV upon termination of the Combination Agreement, in each case to the extent not violative of applicable Law.

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Current Operating Expenses: with respect to each of Sky Brasil and DTV Brasil, its current operating expenses (including without limitation amounts payable as of the Signing Date under Sky Brasil Programming Agreements or DTV Brasil Programming Agreements, as applicable) that are paid consistent with past practice in the ordinary course, but no more than 90 days after the date payment is first due.

Darlene: Darlene Investments, LLC, a Cayman Islands limited liability company.

DirecTV: The DIRECTV Group, Inc. (formerly known as Hughes Electronics Corporation), a Delaware corporation.

DirecTV Acquisition: as defined in Recital B of the Participation Agreement.

DirecTV Group: DirecTV, its Controlled Affiliates including DTVLA and the DTV Brasil Quotaholders, and DTV Brasil and DTV Brasil Sub.

DirecTV Party: DirecTV and its Affiliates, and their respective officers, directors, employees, agents, advisers, representatives, successors and permitted assigns.

DirecTV Registration Rights Agreement: the Registration Rights Agreement, dated as of the Signing Date, by and between Globo and DirecTV.

DirecTV Threshold Amount: as defined in Section 8.1(b) of the Combination Agreement.

Disclosing Party: as defined in Section 8.2(e)(i) of the Participation Agreement.

Disposition Right: as defined in Section 1.3(a)(i) of the Participation Agreement.

DTH: direct-to-home.

DTH Techco: DTH Techco Partners, a Delaware general partnership.

DTH Techco Financing Agreements: the agreements, documents and instruments listed in Schedule 1 to this Annex A. For the avoidance of doubt, each reference to a draft agreement, document or instrument in Schedule 1 shall be understood to include a reference to any subsequent drafts or executed copies of such agreement, document or instrument, including as may have been amended, and each reference to an agreement, document or instrument or draft agreement, document or instrument in Schedule 1 shall be understood to include a reference to all guarantees and affirmations or other confirmations of guarantees issued by Globo or any other member of the Globo Group in connection therewith, and all amendments, supplements, waivers and modifications of such agreements, guarantees, affirmations, confirmations and other documents and instruments.

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DTH Techco Release: the release in full of each member of the Globo Group from all obligations in connection with the relevant DTH Techco Financing Agreements (including, for the avoidance of doubt, all guarantees relating thereto issued by Globo) in a form acceptable to Globo, provided that Globo shall accept any form that is reasonable.

DTH USA Inc.: DTH USA Inc., a Delaware corporation.

DTV Affiliate Agreements: as defined in Section 4.6(a) of the Combination Agreement.

DTV Brasil Ancine Sub: DirecTV Programações Videofonograficas Ltda., a Brazilian limitada.

DTV Brasil: Galaxy Brasil Ltda., a Brazilian limitada.

DTV Brasil Business: the business and operations of DTV Brasil as conducted in the DTV Brasil Ordinary Course of Business.

DTV Brasil Group: TV Capital, DTV Brasil and the DTV Brasil Subs.

DTV Brasil Licenses: as defined in Section 4.7 of the Combination Agreement.

DTV Brasil Material Adverse Effect: any event, occurrence, fact, condition, change, development, circumstance or other effect that, individually or in the aggregate, is or would be reasonably (a) expected to have a materially adverse effect on the DTV Brasil Business as of the date of determination, excluding any such effect resulting from (i) changes in the Brazilian economy or the programming distribution industry in general, (ii) any public announcement of any of the Transaction Agreements, (iii) changes in applicable law with respect to which the DTV Brasil Group is using commercially reasonable efforts to be in compliance or (iv) delay in obtaining Required Approvals which the Parties are using commercially reasonable efforts to obtain in accordance with Section 8.3 of the Participation Agreement or (b) likely to have any material adverse effect or otherwise materially restrict the ability of any member of the DirecTV Group to perform its obligations under any Transaction Agreement (including without limitation with respect to the Migration); provided that the exclusion set forth in clause (a)(iv) above shall not apply for purposes of Section 6.1(b) of the Combination Agreement.

DTV Brasil Material Contracts: as defined in Section 4.8(a) of the Combination Agreement.

DTV Brasil Ordinary Course of Business: the ordinary course of business of DTV Brasil consistent with past practice since February 24, 2004, and if no relevant past practice since February 24, 2004 exists, in compliance, in all material respects, with all applicable Laws.

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DTV Brasil Programming Agreements: as defined in Section 4.8(a)(i) of the Combination Agreement.

DTV Brasil Quotaholders: TV Capital and GLA.

DTV Brasil Quotas: at any time, the issued quotas, par value R$1, of DTV Brasil at such time.

DTV Brasil Subs: the Controlled Affiliates of DTV Brasil at any given time, including, without limitation, DTV Brasil Ancine Sub and Galaxy Latin America Brasil Ltda. to the extent that DTV Brasil Ancine Sub or Galaxy Latin America Brasil Ltda. is a Controlled Affiliate of DTV Brasil at such time.

DTV Brasil Transponder Agreements: as defined in Section 4.8(ii) of the Combination Agreement.

DTV Existing Brazilian Content: means the channels listed on Annex I to the Parent Content Agreement.

DTV Indemnitees: as defined in Section 8.2(a) of the Combination Agreement.

DTVLA: DIRECTV Latin America, LLC, a Delaware limited liability company.

DTVLA Credit Agreement: Credit Agreement, dated as of February 24, 2004, among DTVLA, as borrower, DirecTV, as lender, and the Material Subsidiaries (as defined in the Credit Agreement) of DTVLA, as guarantors.

DTV Parties: DirecTV, DTVLA and GLA.

DTV Related Person: as defined in Section 4.6(a) of the Combination Agreement.

Equity Funding: with respect to any entity, Quotaholder Funding of such entity convertible into equity of such entity.

Evaluation Material: as defined in the Brazil Confidentiality Agreement.

Exchange Rights: the right to exchange the equity interest in Sky Brasil for Stock of News or DirecTV or cash in accordance with the Exchange Rights Agreement.

Exchange Rights Agreement: the Exchange Rights Agreement by and among Globo, News and DirecTV dated as of the Signing Date.

Exhibit: as used in any Transaction Agreement, the exhibit to such Transaction Agreement (unless the context otherwise requires).

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Existing Confidentiality Agreements: the Brazil Confidentiality Agreement and the Brazil Clean Room Agreement.

FGTS: Fundo de Garantia pelo Tempo de Serviço.

First Party: as defined in Section 8.2(c) of the Participation Agreement.

GLA: GLA Brasil Ltda., a Brazilian limitada.

Globo: Globo Comunicações e Participações S.A., a Brazilian sociedade anônima.

Globo Designee: the applicable Globo Controlled Affiliate acting as the representative or agent of Sky Brasil and, after Closing, the Combined Businesses, in the acquisition of DTH rights in Content pursuant to the Agency Agreement.

Globo Group: Globo, its Controlled Affiliates and, for so long as Globo and TV Globo are under common Control, TV Globo and its Controlled Affiliates.

Globo Indemnitee: as defined in Section 9.3(b) of the Participation Agreement.

Globo Monetization: an assignment, transfer, hypothecation, pledge or other disposition by Globo or an Affiliate, or the granting by Globo or an Affiliate of a security interest in all or a portion of its Sky Brasil Quotas, to one or more financial institutions where the purpose of the transaction is the monetization of all or a portion of the face value of any Exchange Right available to Globo or its Affiliate.

Globo Prohibited Transferee: any Person set forth in Schedule 2 to this Annex A or, in each case, any Affiliate thereof, it being understood that, to the extent any such entity is Controlled by or for the benefit of any individual, any other entity Controlled by or for the benefit of any member of the same immediate family as such first individual shall be deemed to be an Affiliate of the first entity.

Globo Transfer: the sale, exchange, monetization or other transfer by Globo or any member of the Globo Group of any equity interest in Sky Brasil, provided that pledges, mortgages and hypothecations of equity to financial institutions (including pursuant to a Globo Monetization) shall not be deemed to be a Globo Transfer unless and until such equity is sold following a foreclosure by the lender or creditor thereunder.

Globo Transfer Event: a Globo Transfer (other than within the Globo Group) that results, or any such Globo Transfer that would have resulted (in the event such Globo Transfer is not completed due to failure to obtain any necessary Governmental Approval and Globo delivers notice to News that it elects to have such proposed Globo Transfer treated as a Globo Transfer Event), in the Globo Group ceasing to own at least 25% of the equity constituting the Retained Sky Interest of Globo.

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Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Brazil, any federal, state or municipality of Brazil or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

Income Tax: any Tax computed in whole or in part based on or by reference to net income or based on or by reference to gross receipts (including all interest and penalties thereon and additions thereto).

Indebtedness: as applied to any Person, means, without duplication, as principal or guarantor, any financial or capital debt, including without limitation (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft, banker’s acceptance or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with Brazilian GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Indemnified Parties: (a) as used in the Participation Agreement, as defined in Section 9.1 of the Participation Agreement, (b) as used in the Combination Agreement as defined in Section 8.4 of the Combination Agreement or (c) as used in the Parent Content Agreement, as defined in Section 5.1 of the Parent Content Agreement.

Indemnifying Party: as used in the Participation Agreement, as defined in Section 9.3 of the Participation Agreement.

Independent Accountant: any accounting firm approved (which approval shall not be unreasonably withheld) by both the applicable Indemnifying Party and Indemnified Party.

Individual Sky Party Threshold Amount: as defined in Section 8.2(b) of the Combination Agreement.

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Interim Period: the period from the Signing Date to the earlier of: (i) the Closing, and (ii) the date on which none of News, DirecTV or any of their respective Affiliates (including without limitation Sky Brasil and its Controlled Affiliates) has a Competing Interest in a Competing Platform.

Knowledge: with respect to any Person other than natural persons, the actual knowledge of its officers, directors and senior management and, in the case of natural persons, the actual knowledge of such person.

Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Liability: any financial or capital debt or other liability or obligation of any kind or nature (whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, conditional or otherwise and whether or not required to be reflected by Brazilian GAAP) and including all applicable interest, expense and Taxes thereon.

Liberty: Liberty Media International Inc., a Delaware corporation.

Liberty Consent: Liberty Acknowledgment, Consent and Agreement, dated as of the Signing Date, by Liberty.

Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including any such lien as may arise under any Contract.

Limitada: sociedade limitada.

Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

Loss: any claims, demands, damage, disbursement, expense, tax, liability, judgment, loss, deficiency, obligation, penalty, royalty, Litigation, settlement or out-of-pocket cost, of any kind or nature (whether civil or criminal, or based on negligence, trespass, intentional tort, strict liability, contribution or indemnification, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated or otherwise and whether or not resulting from third party claims), whether foreseeable

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or unforeseeable, including interest or other carrying costs, penalties, and related reasonable legal, accounting and other professional fees and expenses (including in connection with the investigation or defense of any of the foregoing or in asserting, preserving or enforcing rights).

Master Agreement: Master Agreement, dated as of November 1, 1995, between News and Globo, as amended by the Letter Agreement, dated October 13, 2000, between Globo and News.

Material Adverse Effect: with respect to any Person, any event, occurrence, fact, condition, change, development, circumstance or other effect that is or would be (a) materially adverse to the financial condition of such Person and its Controlled Affiliates, taken as a whole, as of the date of determination or (b) reasonably likely to have any material adverse affect or otherwise materially restrict the ability of such Person and its Controlled Affiliates, taken as a whole, to perform their obligations under the Transaction Agreements.

MCOP: Sky Multi-Country Partners, a Delaware general partnership.

MCOP Agreements: the agreements, documents and instruments listed on Schedule 4 to this Annex A. For the avoidance of doubt, each reference to a draft agreement, document or instrument in Schedule 4 shall be understood to include a reference to any subsequent drafts or executed copies of such agreement, document or instrument, including as may have been amended, and each reference to an agreement, document or instrument or draft agreement, document or instrument in Schedule 4 shall be understood to include a reference to all guarantees and affirmations or other confirmations of guarantees issued by Globo or any other member of the Globo Group in connection therewith, and all amendments, supplements, waivers and modifications of such agreements, guarantees, affirmations, confirmations and other documents and instruments.

MCOP MOU: the Multi-Country DTH Platform Memorandum of Understanding (including the Schedule of Terms), between News, Globo, Grupo Televisa, S.A. and Tele-Communications International, Inc. (now known as Liberty Media International Inc.), dated on or about July 24, 1996.

MCOP Transponder Agreements: the Transponder Service Agreement between PanAmSat and MCOP, dated as of March 5, 1998, as amended, supplemented, waived or modified, any related agreement and all guarantees and affirmations of guarantees issued by Globo in connection with the foregoing.

Migration: the migration of DTV Brasil subscribers to Sky Brasil as the surviving platform, and the use by Sky Brasil as surviving platform of all material assets (including without limitation the uplink facility and other operational facilities as may be agreed by News, DirecTV and Globo) of DTV Brasil.

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New Brazilian Content: means, with respect to any individual Platform, Content not carried by such Platform on the Signing Date (i) that is originally produced predominantly in the Portuguese language or the principal market for which is the Brazilian market (as measured by economic value, viewer demand or number of subscribers), (ii) that, or the production of which, predominantly involves Brazilians or (iii) that consists predominantly of event coverage, news, commentary and/or analysis related to such events, whether acquired from third parties or originally created, where a portion of such Content, and the marketability of which, is significantly driven by (a) Brazilian athletes participating in events, in an individual or collective manner or (b) events which take place in Brazil. For purposes of this definition, events shall mean events (x) owned, organized or promoted by a Brazilian Person or other Person whose operations and/or activities are located principally in Brazil or (y) a substantial portion of the Content of which is Brazilian soccer teams or an event that includes a Brazilian national soccer team. Further, for purposes of this definition, none of the following shall be deemed New Brazilian Content: (1) events described by clause (iii) in the first sentence of this definition that were completed more than twelve months earlier, (2) solely instructional or educational events that have athletes as participants and (3) events described by clause (iii) in the first sentence of this definition but in which the participants are predominantly under the age of 16. Any particular commercial unit of Content acquired or distributed as such by the applicable Platform shall not be deemed New Brazilian Content solely by virtue of the inclusion in it of immaterial amounts of Content that qualify as New Brazilian Content under the definition above (e.g., small amounts of interstitial Portuguese language programming or, in the case of 24-hour channels, small blocks of Brazilian programming not exceeding an average of 1 hour per day each week, but in any case no more than 3 hours in any one day, (the “Daily Average”) and an average of 7 hours per week, but in any case no more than 10 hours in any one week, (the “Weekly Average”), where such averages are calculated on a four-week basis. Repeat showings of any item of Content twice within 24 hours from the original transmission shall not count towards the Daily Average or the Weekly Average. The restriction contained in this definition shall also apply to Content benefiting from an ANCINE scheme and that are produced with funds from an ANCINE scheme. For the avoidance of doubt, Content carried by DTV Brasil at any time that (A) satisfies any of clauses (i), (ii) or (iii) in the first sentence of this defintion (regardless of whether or not carried by DTV Brasil at the Signing Date but subject to the other provisions of this definition) and (y) is not carried by Sky Brasil at such time shall constitute New Brazilian Content, and shall be subject to News’ and Globo’s rights and obligations in connection therewith, for purposes of carriage by Sky Brasil, and Existing Brazilian Content (other than Globo Content that is renewed as of June 30, 2011) shall constitute New Brazilian Content upon expiry of the applicable Content provider Contracts. Any other Content that, as of the date hereof, does not currently constitute Brazilian Content but that, upon renewal of the term of the applicable Content provider Contract, has suffered such material change so as to cause it to fall within clause (i), (ii) or (iii) of the first sentence of this definition shall also constitute New Brazilian Content.

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News: The News Corporation Limited, an Australian corporation.

News Group: News and its Controlled Affiliates.

News Parent: as defined in Section 10.7(d) of the Participation Agreement.

News Party: News and its Affiliates, and their respective officers, directors, employees, agents, advisers, representatives, successors and permitted assigns.

News Prohibited Transferee: as set forth on Schedule 5 or, in each case, any Affiliate thereof, (it being understood that, to the extent any such entity is Controlled by or for the benefit of any individual, any other entity Controlled by or for the benefit of any member of the same immediate family shall be deemed to be an Affiliate of the first entity).

News Registration Rights Agreement: the Registration Rights Agreement, dated as of the Signing Date, by and between Globo and News.

Non-Globo Restrictions: as defined in Section 8.3(c) of the Participation Agreement.

Non-Permitted Liabilities: means, with respect to each member of the DTV Brasil Group and each member of the Sky Brasil Group, (i) Liabilities of such member relating to any period or portion thereof occurring on or prior to the Signing Date (other than Liabilities relating to (v) interest accruing after the Signing Date with respect to any Liability relating to any period or portion thereof occurring on or prior to the Signing Date, (w) claims by any Person alleging an employment relationship with such member, (x) consumer-related claims brought by current or past subscribers, (y) the Liabilities set forth in Schedule 6 and (z) Current Operating Expenses), in each case whenever arising, and whether or not subject to any extension or installment program, to the extent that such Liabilities (or portions thereof) exceed in aggregate R$27,909,498 (in the case of the DTV Brasil Group) or R$29,160,218 (in the case of the Sky Brasil Group), in each case as adjusted for inflation in accordance with Sistema Especial de Liquidação e de Custódia, published by the Central Bank of Brazil, (ii) Liabilities relating to any minimum subscriber guarantee or other financial commitment to a Content provider (other than, in the case of Sky Brasil, the Telecine Services) which guarantee or commitment is in effect as of the Signing Date or the Closing Date, including, in the case of DTV Brasil, any and all Liabilities under, with respect to or in connection with, the Shortfall Guarantee Agreement, executed February 12, 2004, between DirecTV and Brasil Distribution, L.L.C.,and (iii) all Indebtedness (other than the Indebtedness set forth in Schedule 5.9(a) or 5.9(b) of the Combination Agreement) in existence on the Closing Date.

Notice Period: as defined in Section 9.3(a) of the Participation Agreement.

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Order: orders, judgments, decrees, investigations or injunctions issued by any Governmental Authority.

Organizational Documents: as to any Person, its (i) certificate or articles of incorporation or similar corporate charter, or other instrument of organization, (ii) contrato social, Articles of Association, by-laws or other similar instrument and (iii) and other governing corporate documents or organizational documents.

PanAmSat: PanAmSat International Systems, Inc., a Delaware corporation, as successor-in-interest to PanAmSat Corporation, a Delaware corporation.

PanAmSat Claim Amount: as defined in Section 2.3 of the Participation Agreement.

PanAmSat Release: the release in full of each member of the Globo Group from all obligations under the Sky Brasil Transponder Agreements and the MCOP Transponder Agreements (including, for the avoidance of doubt, all guarantees relating thereto issued by Globo) to be executed and delivered by PanAmSat in a form acceptable to Globo, provided that Globo shall accept any form that is reasonable.

PanAmSat Settlement Amount: as defined in Section 2.3 of the Participation Agreement.

Parent Content Agreement: the Parent Content Agreement, dated as of the Signing Date, by and among Globo, News and DirecTV.

Participation Agreement: the Participation Agreement, dated as of the Signing Date, by and among Globo, News and DirecTV.

Parties: as used in any agreement, the parties to such agreement (unless the context otherwise requires) and their successors and permitted assigns.

Partnership Agreements: the agreements, documents and instruments listed on Schedule 6 to this Annex A. For the avoidance of doubt, each reference to a draft agreement, document or instrument in Schedule 7 shall be understood to include a reference to any subsequent drafts or executed copies of such agreement, document or instrument, including as may have been amended, and each reference to an agreement, document or instrument or draft agreement, document or instrument in Schedule 7 shall be understood to include a reference to all guarantees and affirmations or other confirmations of guarantees issued by Globo or any other member of the Globo Group in connection therewith, and all amendments, supplements, waivers and modifications of such agreements, guarantees, affirmations, confirmations and other documents and instruments.

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Partnership Releases: each of the releases to be entered into in substantially the form of Exhibit 1 attached to the Participation Agreement.

Paying Subscribers: subscribers that have been DTV Brasil subscribers continuously for at least six months immediately preceding the Closing and that, at the Closing, were current with their payments on the service, it being understood that, for the purpose of this definition, a subscriber shall be deemed current with its payment if its payment for any unpaid invoice is not more than thirty (30) days past due.

Percentage Interest: the percentage equal to the quotient of (i) the number of issued and outstanding Sky Brasil Quotas owned by a Quotaholder at any time divided by (ii) the aggregate number of Quotas issued and outstanding at such time, in the case of each of clauses (i) and (ii), on a fully-diluted basis after giving effect, either through a deemed or an actual conversion in accordance with Section 4.4 of the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement, as applicable, of the Sky 2004 Sky Equity Funding and all other uncapitalized or unconverted Equity Funding made by all Quotaholders, provided that any such conversion shall only be a deemed capitalization or conversion and not an actual capitalization or conversion unless approved in accordance with the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement, as applicable.

Permitted Liens: (a) Liens reserved against in the Balance Sheet, to the extent so reserved, (b) Liens for Taxes not yet due and payable, or which are being contested in good faith and by appropriate proceedings if adequate reserve with respect thereto are maintained on the books of DTV Brasil or Sky Brasil, as applicable, in accordance with Brazilian GAAP, (c) statutory preferences created or existing solely pursuant to applicable Laws and (d) those Liens that (i) are set forth in Schedule 8 hereto] and (ii) individually and in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of any of the property or assets of DTV Brasil or Sky Brasil, as applicable, or materially interfere with the use thereof as currently used, or otherwise be reasonably likely to have or result in a DTV Brasil Material Adverse Effect or Sky Brasil Material Adverse Effect.

Person: any natural person, firm, partnership, association, corporation, company, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, investment fund, Governmental Authority or other entity.

Programco: Sky Entertainment Programming Latin America, LLC, a Delaware limited liability company.

Promancor: Promancor S.A., a Uruguayan sociedade anônima.

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Pro-Rata Share: with respect to any Sky Party, the Percentage Interest of such Sky Party in Sky Brasil as of the date the applicable representation or warranty is given, or as of the date the applicable covenant is breached.

Quotaholder Funding: with respect to any entity, any capital contribution or other funding or advance (including through the deferral of trade receivables but excluding the amount of R$7,570,994 plus accrued interest owed by Sky Brasil to Globo with respect to programming, the payment of which has been deferred and is now payable on or prior to February 28, 2005 pursuant to Section 2.4 of the Participation Agreement), whether in the form of AFACs, debt or otherwise.

Quotaholders Agreement: at any time on or after Closing, the Closing Sky Brasil Quotaholders Agreement and at all other times, the Amended Sky Brasil Quotaholders Agreement, in each case as may be amended from time to time.

Quotas: with respect to any entity, the issued and outstanding quotas of such entity.

Real / Reais: the lawful currency of the Federative Republic of Brazil.

Receiving Party: as defined in Section 8.2(c) of the Participation Agreement.

Related Agency Agreements: at any time, the agreements to or by which Net Brasil S.A. (or other Globo Designee) is party or is otherwise bound pursuant to the Agency Agreement relating to broadcast or other Brazilian Content to be carried by Sky Brasil or, after the Closing, DTV Brasil and such other agreements by which Sky Brasil, DTV Brasil or a member of the Globo Group may be bound at such time with respect to any Content to be provided to Sky Brasil or DTV Brasil by a member of the Globo Group or otherwise in connection with the Agency Agreement.

Related Agreements: the Combination Agreement, the Amended Sky Brasil Quotaholders Agreement, the Amended Sky Brasil Articles of Association, the News Registration Rights Agreement, the DirecTV Registration Rights Agreement, the Exchange Rights Agreement, the Parent Content Agreement, the Sky Purchase Agreement and, if there is no Closing as described in Section 1.3 of the Participation Agreement, the Releases.

Release and Waiver: the Release and Waiver of Claims entered into on the Signing Date by and between Globo and News.

Releases: the PanAmSat Release, the Partnership Releases, the DTH Techco Releases and the Sky Affiliates Releases.

Relevant Affiliate: with respect to any Sky Party or DTV Party, each of its Affiliates that shall be a party to any Ancillary Closing Agreement.

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Replacement Content: any Globo Content offered in replacement of or in addition to then-current Globo Content, provided that (a) the resulting per-subscriber cost of all Globo Content at such time is not changed as a result, (b) the distribution terms and packaging of such replacements are substantially the same as the Globo Content being replaced and (c) such replacements are commercially reasonable, including as to the timing of such changes and the format and type of such replacement Content.

Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

Required Approvals: the Governmental Approvals set forth or required to be set forth on Schedules 3.4(b) and 4.4(b) to the Combination Agreement.

Required Disposition: any ongoing disposition in full by News, DirecTV and their respective Affiliates of the Competing Interest held by them in a Competing Platform which is occurring pursuant to the exercise by Globo of the Disposition Right and which Globo, News and DirecTV reasonably expect to be completed within 90 days of the exercise of such Disposition Right, subject to one 90-day extension period if necessary to obtain regulatory approvals that News, DirecTV and their respective Affiliates have been using commercially reasonable efforts to obtain.

Retained Sky Interest: with respect to Globo or News, (a) at any time prior to the Closing, the Sky Brasil Quotas held by the Globo Group or the News Group, as applicable, as of the Signing Date or (b) at any time on or after the Closing, the Sky Brasil Quotas held by the Globo Group or the News Group, as applicable, as of Closing, in each case (i) after giving effect to the conversion of all 2004 Sky Equity Funding and any other Equity Funding made but not yet capitalized or converted as of the Signing Date or the Closing Date, as applicable, in accordance with Sections 4.4 through 4.7 of the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement, as applicable, provided that any such conversion shall only be a deemed and not an actual conversion until the Value Determination Date, (ii) as adjusted to include additional securities of Sky Brasil issued in respect thereof (including debt or securities convertible, exchangeable or exercisable for such securities) by way of stock or quota dividend, stock or quota split, reverse split, reorganization, reclassification, recapitalization or other corporate action and (iii) in the case of Globo, as may be reduced pursuant to a transfer by Globo of Sky Brasil Quotas pursuant to Section 10.2(d) of the Participation Agreement or Section 8.7(c) of the Combination Agreement or pursuant to Section 4.5 of the Amended Sky Brasil Quotaholders Agreement or the Closing Sky Brasil Quotaholders Agreement.

Revenue Taxes: means any and all Taxes on gross revenues of any kind imposed by Brazilian tax authorities, including, without limitation, PIS and COFINS.

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Schedule: as used in any Transaction Agreement, the schedule to such Transaction Agreement (unless the context otherwise requires).

Section: as used in any Transaction Agreement, the section to such Transaction Agreement (unless the context otherwise requires).

Serviceco: Sky Latin America, LLC, a Delaware limited liability company.

Shutdown: with respect to any company, the full and permanent shut down of all operations and business of such company (including without limitation with respect to the distribution of programming services to subscribers).

Signing Date: the date on which the Participation Agreement and the Related Agreements are executed and delivered.

Sky Brasil Funding Obligations: any and all obligations as a quotaholder, under the Amended Sky Brasil Quotaholders Agreement, the Articles of Association, any agreement relating to the funding of Sky Brasil, any approved budget or otherwise, and whether arising prior to, on or after the Signing Date, to make any capital contributions to, provide any other funding or advance (whether through the deferral of trade receivables or in the form of AFACs, debt or otherwise) to, or provide any guarantees (other than, subject to the provisions of the Participation Agreement and the Combination Agreement, those in effect as at the Signing Date) for the benefit of Sky Brasil.

Sky Brasil Group: means Sky Brasil and each of the Sky Brasil Subs.

Sky Brasil Information: as defined in Annex I of the Participation Agreement.

Sky Brasil Licenses: as defined in Section 3.7 of the Combination Agreement.

Sky Brasil Material Adverse Effect: any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is or would be reasonably (a) expected to have a materially adverse effect on the business and operations of Sky Brasil, as conducted in the ordinary course, as of the date of determination excluding any such effect resulting from (i) changes in the Brazilian economy or the programming distribution industry in general, (ii) any public announcement of any of the Transaction Agreements, (iii) changes in applicable law with respect to which the Sky Brasil Group is using commercially reasonable efforts to be in compliance or (iv) delay in obtaining Required Approvals which the Parties are using commercially reasonable efforts to obtain in accordance with Section 8.3 of the Participation Agreement or (b) likely to have any material adverse effect or otherwise materially restrict the ability of any Sky Party or any member of the Sky Brasil Group to perform its obligations under any Transaction Agreement; provided that the exclusion set forth in clause (a)(iv) above shall not apply for purposes of Section 6.1(b) of the Combination Agreement.

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Sky Brasil Material Contracts: as defined in Section 3.8(a) of the Combination Agreement.

Sky Brasil Programming Agreements: Contracts pursuant to which any member of the Sky Brasil Group acquires, or has any rights or obligations to distribute or carry, Content, including affiliate, distribution or similar Contracts, including without limitation the Agency Agreement and the Related Agency Agreements.

Sky Brasil Quotaholders: as defined in Section 3.2(a) of the Combination Agreement.

Sky Brasil Quotaholders Agreement: the Amended and Restated Quotaholders’ Agreement, dated as of July 31, 1997, among DTH Comercio e Participações Ltda., News DTH do Brasil Comércio e Participações Ltda., TCI International Brasil Ltda. and Sky Brasil, as amended (other than pursuant to the Amended Sky Brasil Quotaholders Agreement).

Sky Brasil Quotas: at any time, the issued and outstanding quotas of Sky Brasil, par value R$1.00, at such time.

Sky Brasil Subs: the Controlled Affiliates of Sky Brasil at any given time, including, without limitation, Promancor and Net Sat USA to the extent that Promancor or Net Sat USA is a Controlled Affiliate of Sky Brasil at such time.

Sky Brasil Transponder Agreements: the Second Amended and Restated Transponder Purchase and Sale Agreement between PanAmSat and Sky Brasil, dated as of March 5, 1998, as amended, supplemented, waived or modified, any related agreements and all guarantees and affirmations and confirmations of guarantees issued by Globo in connection with the foregoing.

Sky Parties: Globo and News.

Sky Partners: Sky Latin America Partners, a Delaware general partnership.

Sky Party Agreements: as defined in Section 3.6(a) of the Combination Areement.

Sky Party Indemnitees: as defined in Section 8.1(a) of the Combination Agreement.

Sky Purchase Agreement: the MCOP Purchase and Sale Agreement, to be entered into between Globo and DirecTV pursuant to which Globo will transfer and sell to DirecTV its indirect interest in DTH USA, Inc. (or, in certain circumstances, MCOP), DTH Techco and Sky Partners, subject to certain terms and conditions to be included therein.

Sky Related Person: as defined in Section 3.6(a) of the Combination Agreement.

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Specified Closing Conditions: (A) receipt of the Required Approvals or, if agreed by the applicable parties, such parties’ reasonable expectation that the Required Approvals will be received, provided News and DirecTV and their respective Controlled Affiliates are and have been using their respective commercially reasonable efforts to obtain such Required Approvals, (B) (i) conditions to the Closing, the satisfaction of which is in the sole control of Globo or any of its Controlled Affiliates and (ii) the conditions set forth in Section 6.3(b) and (c) of the Combination Agreement to the extent the failure to meet such conditions is due solely to the failure of Globo or any of its Controlled Affiliates to execute and deliver any such Ancillary Closing Agreement or execute the Closing Sky Brasil Articles of Association and (C) immaterial procedural Closing conditions such as delivery of stock certificates, if applicable (provided that, in the case of clause (C), such immaterial procedural Closing conditions are met within ten days thereof).

Stock: (i) with respect to News, its ordinary shares, preferred limited voting ordinary shares and American Depositary Shares representing ordinary shares or preferred limited voting ordinary shares (or, following the reorganization of News resulting in News Parent becoming the ultimate parent of News and its subsidiaries, the analogous classes of stock of News Parent) and (ii) with respect to DirecTV, its common stock.

Subscriber Contribution: as defined in Section 1.2 of the Combination Agreement.

Subscriber Report: as defined in Section 1.2 of the Combination Agreement.

Tax Returns: any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

Taxes: means all taxes of any kind, including all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental, customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security (including COFINS, PIS, CSLL and other social contributions on profits and for educational funds), workers’ compensation (including INSS), disability, occupation, pension, real property (including State or Municipal Real Estate Tax (IPTU, ITBI)), personal property (tangible and intangible), stamp, transfer, conveyance, production, excise, bank account withdrawals (CMPF), financial transaction (including IOF and CPMF), payroll, severance (including FGTS), excise (IPI), services (ISS), import, export, value added (ICMS), remittances of royalties abroad (CIDE-Royalties), remittances of payments for international programming abroad (CONDECINE) and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any taxing authority or Governmental Agency, against the taxpayer or Person as defined in the applicable legislation.

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Telecine: Telecine Programaçao de Filmes Ltda., a Brazilian limitada.

Telecine Services: any and all programming services and all multiplexes thereof, provided from time to time by Telecine.

Televisa: means GrupoTelevisa S.A., a Mexican corporation.

Televisa Content: means any Content owned or produced, or any channel or commercial unit of Content a material portion of which is controlled or programmed by a member of the Televisa Group.

Televisa Group: means Televisa and its Controlled Affiliates.

Temporary Waiver: as defined in Section 1.1 of the Participation Agreement.

Terminated DTV Affiliate Agreement: as defined in Section 4.6(b) of the Combination Agreement.

Terminated Sky Party Agreements: as defined in Section 3.6(b) of the Combination Agreement.

Termination Factor: as defined in the applicable Quotaholders Agreement.

Transaction Agreements: the Participation Agreement, the Combination Agreement, the Release and Waiver, the Related Agreements and the Ancillary Closing Agreements, as may be amended from time to time.

Transfer: any transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition of any Quotas or any interest therein.

Transfer Rights: the rights to Transfer Sky Brasil Quotas set forth in Article IX of the Amended Sky Brasil Quotaholders Agreement or Article IX of the Closing Sky Brasil Quotaholders Agreement, as applicable.

Transponder Agreements: with respect to any DTH platform, one or more Contracts relating to the use of transponder capacity by such platform.

TV Capital: TV Capital Participações Ltda., a Brazilian limitada.

TV Capital Quotas: at any time, the issued and outstanding quotas of TV Capital at such time.

TV Globo: TV Globo Ltda., a Brazilian sociedade anônima.

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US Dollar Indemnity: with respect to any indemnity obligation of a member of the Globo Group, such indemnity obligation as originally expressed in US Dollars, or (if originally expressed in Reais) the US Dollar equivalent of such indemnity obligation converted at the average of the buy and sell exchange rates listed as PTAX 800, option 5, as disclosed by the Central Bank of Brazil on the Business Day immediately preceding the date of payment.

Value Determination Date: the earlier to occur of (i) the Closing and (ii) following termination of the Combination Agreement, the date on which News ceases to be in breach of the Covenants resulting from the DirecTV Acquisition in accordance with the publicly announced Cure Plan.

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